Filed Pursuant to Rule 424(b)(3)
        Registration No. 333-282789

BROOKFIELD REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 1 DATED MAY 14, 2026
TO THE PROSPECTUS DATED APRIL 27, 2026

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Brookfield Real Estate Income Trust Inc., dated April 27, 2026 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide updates on our investment portfolio;
•to disclose the transaction price for each class of our common stock sold in this public offering (the “Offering”) as of June 1, 2026;
•to disclose the calculation of our April 30, 2026 net asset value (“NAV”) per share for all share classes;
•to provide an update on the status of our Offering; and
•to provide our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.
Investment Portfolio Updates
As of April 30, 2026, our portfolio, based on the NAV of our investments, consisted of 90% real estate properties and 10% real estate-related loans and securities. NAV is measured as the fair value of our investments less any mortgages or debt obligations related to such investments.
As of April 30, 2026, our real estate properties, based on the total asset value of our properties measured at fair value, consisted of multifamily (44%), net lease (20%), logistics (20%), single-family rental (9%), student housing (5%), and office (2%).

June 1, 2026 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of June 1, 2026 (and repurchases as of May 31, 2026) is as follows:

Transaction Price (per share)
Class S	$10.2725
Class I	$10.3874
Class D	$10.4838
Class T	$10.4798
The June 1, 2026 transaction price for each of our share classes is equal to such class’s NAV per share as of April 30, 2026. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.
April 30, 2026 NAV Per Share
NAV per share is calculated in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.BrookfieldREIT.com and is made available on our toll-free, automated telephone line at (833) 625-7348. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for April 30, 2026 along with the immediately preceding month.

Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class D, Class T, Class C and Class E shares of common stock, as well as partnership interests in the Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of April 30, 2026 ($ and shares/units in thousands):

Components of NAV	April 30, 2026
Investments in real estate	$1,992,011
Investments in real estate-related loans and securities	90,451
Investments in unconsolidated entities(1)	178,586
Cash and cash equivalents	22,601
Restricted cash	14,374
Other assets	28,517
Debt obligations	(1,180,142)
Accrued stockholder servicing fees(2)	(183)
Management fee payable	(1,093)
Distribution payable	(5,454)
Subscriptions received in advance	(4,252)
Other liabilities	(38,858)
Non-controlling interests in consolidated entities	(142,029)
Net asset value	$954,529
Number of shares/units outstanding	92,328

(1)
Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of April 30, 2026, our allocable share of the gross real estate asset value held by such entities was $424.4 million.

(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of April 30, 2026, we had accrued under GAAP approximately $11.6 million of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of April 30, 2026 ($ and shares/units in thousands, except per share/unit data):

	Class S Shares	Class I Shares	Class D Shares	Class T Shares	Class C Shares(1)	Class E Shares(1)	Third-party Class I-1 OP Units(2)	Third-party Class E OP Units(2)	Total
Net asset value	$238,756	$597,994	$993	$363	$57,108	$42,166	$16,162	$987	$954,529
Number of shares/units outstanding	23,242	57,569	95	35	5,674	4,063	1,556	94	92,328
NAV per share/unit as of April 30, 2026	$10.2725	$10.3874	$10.4838	$10.4798	$10.0657	$10.3787	$10.3874	$10.3787

(1)	Class C and Class E shares of our common stock are not sold in this Offering.
(2)	Includes the units of the Operating Partnership held by parties other than the Company.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the April 30, 2026 valuations, based on property types. In the event that we own more than one office investment in the portfolio, we will include the key assumptions for that property type.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily/Student Housing	7.3%	5.7%
Single-Family Rental	7.2%	5.4%
Net Lease	6.9%	5.4%
Logistics	8.8%	6.3%

A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remained unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Multifamily/Student Housing Investment Values	Single-Family Rental Investment Values	Net Lease Investment Values	Logistics Investment Values
Discount Rate	0.25% Decrease	1.9%	1.0%	2.0%	1.9%
(weighted average)	0.25% Increase	(1.8)%	(0.9)%	(2.0)%	(1.8)%
Exit Capitalization Rate	0.25% Decrease	2.7%	3.6%	2.8%	2.5%
(weighted average)	0.25% Increase	(2.5)%	(3.4)%	(2.5)%	(2.3)%

The preceding tables do not include recently acquired properties, which are held at cost in accordance with our valuation guidelines.

The following table provides a breakdown of the major components of our total NAV as of March 31, 2026 ($ and shares/units in thousands):

Components of NAV	March 31, 2026
Investments in real estate	$1,989,099
Investments in real estate-related loans and securities	99,405
Investments in unconsolidated entities(1)	173,345
Cash and cash equivalents	30,530
Restricted cash	11,264
Other assets	27,064
Debt obligations	(1,180,692)
Accrued stockholder servicing fees(2)	(196)
Management fee payable	(1,094)
Distribution payable	(5,500)
Subscriptions received in advance	(1,710)
Other liabilities	(44,812)
Non-controlling interests in consolidated entities	(142,122)
Net asset value	$954,581
Number of shares/units outstanding	92,505

(1)
Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of March 31, 2026, our allocable share of the gross real estate asset value held by such entities was $416.6 million.

(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of March 31, 2026, we had accrued under GAAP approximately $12.3 million of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of March 31, 2026 ($ and shares/units in thousands, except per share/unit data):

	Class S Shares	Class I Shares	Class D Shares	Class T Shares	Class C Shares(1)	Class E Shares(1)	Third-party Class I-1 OP Units(2)	Third-party Class E OP Units(2)	Total
Net asset value	$244,910	$591,949	$992	$216	$57,893	$41,509	$16,133	$979	$954,581
Number of shares/units outstanding	23,883	57,089	95	21	5,761	4,007	1,556	93	92,505
NAV Per Share/Unit as of March 31, 2026	$10.2547	$10.3689	$10.4652	$10.4560	$10.0498	$10.3603	$10.3689	$10.3603

(1)	Class C and Class E shares of our common stock are not sold in this Offering.
(2)	Includes the units of the Operating Partnership held by parties other than the Company.

Status of Our Offering
We are currently offering on a continuous basis up to $7.5 billion in shares of common stock, consisting of up to $6.0 billion in shares in our primary offering and up to $1.5 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold in this Offering (i) 1,583,665 shares of our common stock in the primary offering for total proceeds of $16,385,471 and (ii) 802,420 shares of our common stock pursuant to our distribution reinvestment plan for a total value of $8,317,236. We intend to continue selling shares in the Offering on a monthly basis.

Quarterly Report on Form 10-Q
On May 12, 2026, we filed our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 with the SEC, a copy of which (without exhibits) is attached to this Supplement as Appendix A.

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 10-Q
(Mark One)

X	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2026
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO
Commission File Number: 000-56428

Brookfield Real Estate Income Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland	82-2365593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
225 Liberty Street, 8th Floor
New York, NY 10281
(Address of principal executive offices) (Zip Code)
(212) 417-7000
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the
Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to
file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  X    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period
that the registrant was required to submit such files).  Yes  X    No  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”
“smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	X	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange
Act).  Yes  ☐    No  X
As of April 30, 2026, the registrant had the following shares outstanding: 23,242,278 Class S shares, par value $0.01 per share,
57,569,153 Class I shares, par value $0.01 per share, 94,679 Class D shares, par value $0.01 per share, 34,650 Class T shares, par value $0.01 per share, 5,673,501 Class C shares, no par value per share, and 4,062,715 Class E shares, no par value per share.

WEBSITE DISCLOSURE
Investors and others should note that we use our website, www.BrookfieldREIT.com, to announce material information to investors and the marketplace. While not all of the information that we post on our website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in us to review the information that we share on our website. Information contained on, or available through, our website is not incorporated by reference into this document.

PART I.FINANCIAL INFORMATION
ITEM 1.FINANCIAL STATEMENTS
Brookfield Real Estate Income Trust Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	March 31, 2026	December 31, 2025
Assets
Investments in real estate, net	$1,717,078	$1,583,386
Investments in real estate-related loans and securities, net	98,519	101,053
Investments in unconsolidated entities	173,345	167,788
Intangible assets, net	45,007	31,669
Cash and cash equivalents	30,530	35,147
Restricted cash	11,264	11,298
Accounts and other receivables	17,856	11,691
Other assets	10,576	88,505
Total Assets	$2,104,175	$2,030,537
Liabilities and Equity
Mortgage loans and secured credit facilities, net	$1,186,193	$1,103,507
Due to affiliates	25,759	26,836
Intangible liabilities, net	27,011	23,444
Accounts payable, accrued expenses and other liabilities	40,565	42,851
Subscriptions received in advance	1,710	370
Total Liabilities	1,281,238	1,197,008

Commitments and contingencies	—	—
Redeemable non-controlling interests attributable to OP unitholders	980	960

Stockholders’ Equity
Preferred stock, $0.01 par value per share, 50,000 shares authorized; no shares issued nor outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Common stock - Class S shares, $0.01 par value per share, 225,000 shares authorized; 23,883 and 24,982 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	239	250
Common stock - Class I shares, 0.01 par value per share, 250,000 shares authorized; 57,089 and 57,394 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	571	574
Common stock - Class D shares, 0.01 par value per share, 100,000 shares authorized; 95 and 98 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	1	1
Common stock - Class T shares, 0.01 par value per share, 225,000 shares authorized; 21 and 20 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Common stock - Class C shares, no par value per share, 100,000 shares authorized; 5,761 and 6,156 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	37	41
Common stock - Class E shares, no par value per share, 100,000 shares authorized; 4,007 and 3,948 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	1,035,816	1,053,490
Accumulated deficit and cumulative distributions	(369,252)	(350,514)
Total Stockholders’ Equity	667,412	703,842
Non-controlling interests in consolidated joint ventures	138,157	112,018
Non-controlling interests attributable to preferred shareholders	625	625
Non-controlling interests attributable to OP unitholders	15,763	16,084
Total Equity	821,957	832,569
Total Liabilities and Equity	$2,104,175	$2,030,537
See accompanying notes to Consolidated Financial Statements.

Brookfield Real Estate Income Trust Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenues
Rental revenues	$33,252	$32,955
Other revenues	3,022	2,565
Total Revenues	36,274	35,520
Expenses
Rental property operating	14,520	13,621
General and administrative	2,095	1,544
Management fee	3,294	3,191
Depreciation and amortization	14,062	13,135
Total Expenses	33,971	31,491
Other Income (Expense)
Income from real estate-related loans and securities	2,365	4,089
Interest expense	(14,008)	(14,525)
Gain from unconsolidated entities	6,684	9,118
Other income, net	1,516	220
Total Other Expense	(3,443)	(1,098)
Net (Loss) Income	$(1,140)	$2,931
Net (income) attributable to non-controlling interests in consolidated joint ventures	$(1,399)	$(120)
Net loss (income) attributable to redeemable non-controlling interests	3	(810)
Net loss attributable to non-controlling interests in the Operating Partnership	42	—
Net (Loss) Income Attributable to Brookfield REIT Stockholders	$(2,494)	$2,001
Per common share data:
Net (loss) income per share of common stock - basic and diluted	$(0.03)	$0.03
Weighted average shares of common stock outstanding - basic and diluted	92,658	69,510
See accompanying notes to Consolidated Financial Statements.

Brookfield Real Estate Income Trust Inc.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
(in thousands)

Three Months Ended March 31, 2026
	Par Value
	Common Stock Class S	Common Stock Class I	Common Stock Class D	Common Stock Class T	Common Stock Class C	Common Stock Class E	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Non- controlling Interests in Consolidated Joint Ventures	Non- controlling Interests Attributable to Preferred Shareholders	Non- controlling interest attributable to OP Unitholders	Total Equity
Balance at December 31, 2025	$250	$574	$1	$—	$41	$—	$1,053,490	$(350,514)	$703,842	$112,018	$625	$16,084	$832,569
Common stock issued	4	4	—	—	—	—	9,236	—	9,244	—	—	—	9,244
Offering costs	—	—	—	—	—	—	23	—	23	—	—	—	23
Distribution reinvestment	2	5	—	—	—	—	8,381	—	8,388	—	—	—	8,388
Common stock repurchased	(17)	(12)	—	—	(4)	—	(35,373)	—	(35,406)	—	—	—	(35,406)
Stock-based compensation	—	—	—	—	—	—	81	—	81	—	—	—	81
Net (loss) income	—	—	—	—	—	—	—	(2,497)	(2,497)	1,399	—	(42)	(1,140)
Distributions declared on common stock	—	—	—	—	—	—	—	(16,244)	(16,244)	—	—	—	(16,244)
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	(1,364)	—	(279)	(1,643)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	26,104	—	—	26,104
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	(22)	3	(19)	—	—	—	(19)
Balance at March 31, 2026	$239	$571	$1	$—	$37	$—	$1,035,816	$(369,252)	$667,412	$138,157	$625	$15,763	$821,957

Three Months Ended March 31, 2025
	Par Value
	Common Stock Class S	Common Stock Class I	Common Stock Class D	Common Stock Class T	Common Stock Class C	Common Stock Class E	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Non- controlling Interests in Consolidated Joint Ventures	Non- controlling Interests Attributable to Preferred Shareholders	Non- controlling interest attributable to OP Unitholders	Total Equity
Balance at December 31, 2024	$278	$142	$1	$—	$66	$—	$619,431	$(296,692)	$323,226	$18,911	$625	$—	$342,762
Common stock issued	3	187	—	—	—	—	208,376	—	208,566	—	—	—	208,566
Offering costs	—	—	—	—	—	—	118	—	118	—	—	—	118
Distribution reinvestment	2	1	—	—	—	—	3,430	—	3,433	—	—	—	3,433
Common stock repurchased	(11)	(13)	—	—	(10)	—	(35,754)	—	(35,788)	—	—	—	(35,788)
Stock-based compensation	—	—	—	—	—	—	81	—	81	—	—	—	81
Net (income) loss	—	—	—	—	—	—	—	2,811	2,811	120	—	—	2,931
Distributions declared on common stock	—	—	—	—	—	—	—	(11,999)	(11,999)	—	—	—	(11,999)
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	(292)	—	—	(292)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	11,982	—	—	11,982
Allocation to redeemable non-controlling interests	—	—	—	—	—	—	7,455	(810)	6,645	—	—	—	6,645
Balance at March 31, 2025	$272	$317	$1	$—	$56	$—	$803,137	$(306,690)	$497,093	$30,721	$625	$—	$528,439
See accompanying notes to Consolidated Financial Statements.

Brookfield Real Estate Income Trust Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(1,140)	$2,931
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,062	13,135
Management fees	3,294	3,191
Amortization of above and below market leases and lease inducements, net	(344)	(326)
Amortization of restricted stock grants	81	81
Amortization of deferred financing costs	428	508
Amortization of upfront derivative acquisition costs	175	289
Realized gain on sale of Treasury Bonds	(779)	(373)
Accrued paid-in-kind interest	(137)	(232)
Realized loss on sale of derivatives	9	—
Realized gain on investments in real estate-related loans and securities	(194)	(48)
Unrealized gain on investments	(7,630)	(9,225)
Distributions of earnings from unconsolidated entities	—	661
Changes in assets and liabilities:
Increase in lease inducements and origination costs	(36)	(153)
Upfront derivative acquisition costs	(110)	(26)
Payments for settlement of derivative contracts	(7,476)	—
Proceeds from settlement of derivative contracts	7,467	—
Decrease in other assets	720	284
Increase in accounts receivable, net	(1,298)	(1,315)
Decrease in accounts payable, accrued expenses and other liabilities	(438)	(1,629)
Increase in due to affiliates	383	859
Net cash provided by operating activities	7,037	8,612
Cash flows from investing activities
Acquisitions of real estate	(155,814)	—
Investment in unconsolidated entities	(553)	—
Purchases of real estate-related loans and securities	(20,870)	(114,439)
Funding of real estate-related loan commitments	—	(5,775)
Proceeds from sale of real estate-related loans and securities	14,288	—
Proceeds from principal repayments of real estate-related loans and securities	9,055	2,136
Capital improvements to real estate	(1,678)	(2,020)
Purchases of trading securities	(63,161)	(200,955)
Proceeds from sale of trading securities	128,689	165,229
Net cash (used in) investing activities	(90,044)	(155,824)
Cash flows from financing activities:
Borrowings from mortgage loans	84,000	23,700
Repayment of mortgage loans	(259)	(26,647)
Repayment of affiliate line of credit	—	(12,790)
Payment of deferred financing costs	(1,253)	(497)
Proceeds from issuance of common stock	5,588	204,346
Repurchases of common stock	(26,499)	(39,763)
Subscriptions received in advance	1,710	3,207
Payment of organizational and offering costs	(1,395)	(1,754)
Distributions to non-controlling interests	(1,364)	(292)
Contributions from non-controlling interests	26,104	11,982
Distributions	(8,276)	(7,623)
Net cash provided by financing activities	78,356	153,869
Net change in cash and cash-equivalents and restricted cash	(4,651)	6,657
Cash and cash-equivalents and restricted cash, beginning of period	46,445	24,307
Cash and cash-equivalents and restricted cash, end of period	$41,794	$30,964
See accompanying notes to Consolidated Financial Statements.

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
	Three Months Ended March 31,
	2026	2025
Cash and cash equivalents	$30,530	$18,352
Restricted cash	11,264	12,612
Total cash and cash equivalents and restricted cash	$41,794	$30,964

Supplemental disclosures:
Interest paid	$13,617	$13,963
Non-cash investing and financing activities:
Accrued distributions	$(48)	$942
Payable for unsettled purchase of trading securities	$—	$25,211
Receivable for unsettled sale of trading securities	$(4,872)	$—
Accrued stockholder servicing fee due to affiliate	$(120)	$(585)
Accrued offering costs	$115	$463
Accrued capital improvements	$—	$6
Accrued repurchases of common stock in accounts payable	$(13,226)	$(3,849)
Accrued repurchases of common stock in due to affiliates	$(3,263)	$(127)
See accompanying notes to Consolidated Financial Statements.

Brookfield Real Estate Income Trust Inc.
Notes to Consolidated Financial Statements
(Unaudited)
1. Organization and Business Purpose
Brookfield Real Estate Income Trust Inc. (“Brookfield REIT” or the “Company”) was formed on July 27, 2017 as a Maryland corporation and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2019. The
Company invests primarily in well-located, high-quality real estate properties that generate strong current cash flow and could further appreciate in value through proactive, best-in-class asset management. To a lesser extent, the Company invests in real estate-related debt investments, including real estate-related loans and real estate-related securities. Brookfield REIT OP GP
LLC, a wholly owned subsidiary of the Company, is the sole general partner of Brookfield REIT Operating Partnership L.P.
(the “Operating Partnership” or the “OP”). Substantially all of the Company’s business is conducted through the Operating
Partnership. The Company and the Operating Partnership are externally managed by Brookfield REIT Adviser LLC (the
“Adviser”), an affiliate of Brookfield Asset Management Ltd. (together with its affiliates, “Brookfield”). The Company and the
Adviser have engaged Oaktree Fund Advisors, LLC (the “Sub-Adviser”), an affiliate of Oaktree Capital Management, L.P.
(“Oaktree”), to select and manage certain of the Company’s liquid assets, including certain real estate-related loans and securities. Brookfield holds a majority stake in Oaktree.
The Company is conducting a continuous public offering (the “Public Offering”) of its common stock pursuant to the Securities
Act of 1933, as amended (the “Securities Act”). On April 30, 2018, the Company launched its initial public offering of up to
$2.0 billion in shares of its common stock. On November 2, 2021, the initial public offering terminated and the Company commenced its second public offering of up to $7.5 billion in shares of common stock. On July 2, 2025, the second offering terminated and the Company commenced its third public offering of up to $7.5 billion of shares of its common stock, consisting of up to $6.0 billion in shares in its primary offering and up to $1.5 billion in shares pursuant to its distribution reinvestment plan. As of March 31, 2026, the Company had received aggregate net proceeds of $1.0 billion from the sales of its common stock through its Public Offering.
Pursuant to the Public Offering, the Company is offering to the public any combination of four classes of shares of its common stock, Class S shares, Class I shares, Class D shares and Class T shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals the
Company’s prior month’s net asset value (“NAV”) per share, as determined monthly, plus applicable upfront selling commissions and dealer manager fees. The Company intends to continue selling shares on a monthly basis.
In addition to the Public Offering, the Company is conducting private offerings of Class I and Class C shares to feeder vehicles that offer interests in such vehicles to non-U.S. persons. The offer and sale of Class I and Class C shares to the feeder vehicles is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S promulgated thereunder. The Company is also offering Class E shares to Brookfield and its affiliates and certain of Brookfield’s and
Oaktree’s employees and the Company’s independent directors in one or more private offerings. The offer and sale of Class E shares is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) of the Securities Act and
Regulation D promulgated thereunder.
In October 2024, the Company launched a program (the “DST Program”) to raise capital, through its Operating Partnership, from private placement offerings exempt from registration under the Securities Act by selling beneficial interests in specific
Delaware statutory trusts (“DSTs”) holding real properties (the “DST Properties”). As of March 31, 2026, the Company had
received approximately $146.2 million of aggregate gross proceeds from the DST Program.
On January 1, 2025, the Company issued unregistered shares of Class I common stock to an institutional investor in exchange for a $200 million subscription. The issuance was made at the same transaction price as Class I shares sold through the Public
Offering as of January 1, 2025, with fees consistent with existing Class I stockholders. Brookfield entered into a separate agreement with the investor pursuant to which Brookfield will support a specified total annual return on the investor’s investment in the Company’s shares in the form of periodic cash payments, subject to certain limits. In exchange, the investor has agreed not to request the repurchase of its shares, subject to limited exceptions, for a period of five years from the issuance date, at which point the investor may request that the Company repurchase its shares through the share repurchase plan ratably over a two-year period.
As of March 31, 2026, the Company owned 20 investments in real estate, 24 investments in real estate-related securities, three investments in real estate-related loans, two forward currency swaps related to investments in real estate-related loans and securities, four investments in unconsolidated real estate ventures and one forward currency swap related to investments in unconsolidated real estate ventures. The Company currently operates in six reportable segments: multifamily/student housing, office, logistics, single-family rental, net lease and real estate-related loans and securities. See Note 15 — “Segment Reporting”
to the Company’s Consolidated Financial Statements for financial results by segment.

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-
Q and Rule 10-01 of Regulation S-X. All significant intercompany balances and transactions have been eliminated in consolidation. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended
December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”).
The Company consolidates all entities in which it retains a controlling financial interest through majority ownership or voting rights and entities that meet the definition of a variable interest entity (“VIE”) for which it is deemed to be the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the activities of a VIE that most significantly influence the VIE’s economic performance, and (ii) the obligation to absorb losses of the VIE that could potentially be significant to the VIE, or the right to receive benefits from the VIE that potentially could be significant to the
VIE. The Operating Partnership is considered to be a VIE. The Company consolidates the Operating Partnership because it has the ability to direct the most significant activities of the entities as its sole general partner. The Company also consolidates all
VIEs for which it is the primary beneficiary. Where the Company does not have the power to direct the activities of the VIE that most significantly impact its economic performance, the Company’s interest for those partially owned entities are accounted for using the equity method of accounting. Equity method investments for which the Company has not elected a fair value option (“FVO”) are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions, and distributions. When the Company elects the FVO, the Company records its share of net asset value of the entity and any related unrealized gains and losses. As of March 31, 2026, the total assets and liabilities of the Company’s consolidated VIEs were $520.6 million and $328.3 million, respectively, compared to $526.3 million and $329.0 million, respectively, as of December 31, 2025. Such amounts are included on the Company’s Consolidated Balance Sheets.
The Operating Partnership and the Company’s joint ventures are considered to be VIEs. The Company consolidates these entities, excluding its equity method investments, because it has the ability to direct the most significant activities of the entities such as purchases, dispositions, financings, budgets, and overall operating plans.
For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities, and operations of each joint venture is included in non-controlling interests as equity of the Company. The non-controlling joint venture partner’s interest is generally computed as the joint venture partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the other partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the other partner is reported within non-controlling interest.
Under the Company’s DST Program, each private placement offers interests in a DST (the “DST Interests”) that holds one or more DST Properties. DST Properties may be sourced from properties currently owned by the Operating Partnership or newly acquired properties. The underlying DST Properties are leased-back to a wholly owned subsidiary of the Company (the “Master
Tenant”) on a long-term basis, unless sooner terminated pursuant to the applicable master lease agreement. The master lease agreements are fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership retains a fair market value purchase option giving it the right, but not the obligation, to acquire the DST Interests from the investors at a later time in exchange for Operating Partnership units.
Under the master lease agreement, the Master Tenant is responsible for subleasing the DST Property to tenants and paying all underlying costs associated with operating the DST Property. For financial reporting purposes (and not for income tax purposes), the sale of DST Interests is accounted for as a failed sale-leaseback transaction and, as a result, the DST Properties are included in the Company’s Consolidated Balance Sheets.
As of March 31, 2026, the Company’s investments in real estate included two properties held by a DST whose DST Interests were sold as part of the DST Program. As of March 31, 2026, the total investments in real estate, net associated with the DST
Program was $263.7 million. As of December 31, 2025, the Company’s investments in real estate included two properties held by a DST whose DST Interests were sold as part of the DST Program. As of December 31, 2025, the total investments in real estate, net associated with the DST Program was $265.6 million. The Company has determined that each DST is a VIE and the
Company is the primary beneficiary of the VIE. As a result, each DST is included in the Company’s Consolidated Financial
Statements.

Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities and accrued expenses at the date of the balance sheet. The Company believes the estimates and assumptions underlying the Consolidated Financial
Statements are reasonable and supportable based on the information available as of March 31, 2026.
Investments in Real Estate
In accordance with the guidance for business combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business.
The Company evaluates each real estate acquisition to determine whether the integrated set of acquired assets and activities meets the definition of a business. Generally, acquisitions of real estate or in-substance real estate are not expected to meet the definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings and related intangible assets) or because the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. All property acquisitions to date have been accounted for as asset acquisitions because substantially all of the fair value was concentrated in the land, buildings and related intangible assets.
The Company capitalizes acquisition-related costs associated with asset acquisitions. Upon acquisition of a property, the
Company assesses the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, above- or below-market leases, acquired in-place leases, and other intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.
The estimated fair value of acquired in-place leases include the costs the Company would have incurred to lease the properties to their occupancy levels at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. The Company evaluates avoided costs over the time period over which occupancy levels at the date of acquisition would be achieved had the property been acquired vacant. Such evaluation includes an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases are amortized over the remaining lease terms as a component of depreciation and amortization expense.
For acquired in-place leases, above- and below-market lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases.
The values of acquired above- and below-market leases are amortized over the terms of the related leases and recognized as either increases (for below-market leases) or decreases (for above-market leases) to rental revenue. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is charged to amortization expense and the unamortized portion of the above- or below-market lease value is charged to rental revenue.
Significant improvements to properties are capitalized and depreciated over their estimated useful life. Expenditures for ordinary repairs and maintenance are expensed to operations as incurred.

The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related costs, along with any subsequent improvements to such properties. The Company’s investments in real estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building	30-40 years
Building and site improvements	5-21 years
Furniture, fixtures and equipment	1-9 years
Tenant improvements	Amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements
In-place lease intangibles	Over lease term
Above and below market leases	Over lease term
Lease origination costs	Over lease term
Present value of tax abatement savings	Over tax abatement period
When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.
The Company’s management reviews its real estate properties for impairment when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to the Company’s results. During the three months ended March 31, 2026 and year ended December 31,
2025, the Company did not recognize any impairment charges on its investments in real estate.
Assets Held for Sale
The Company classifies the assets and liabilities related to its real estate investments as held for sale when a sale is probable to occur within one year. The Company considers a sale to be probable when a binding contract has been executed, the buyer has posted a non-refundable deposit, and there are limited contingencies to closing. The Company classifies held for sale assets and liabilities at the lower of depreciated cost or fair value less closing costs. There were no properties held for sale as of March 31,
2026 and December 31, 2025.
Investments in Unconsolidated Entities
The Company has elected the FVO for its investments in unconsolidated entities and therefore reports the investments at fair value. As such, the resulting unrealized gains and losses are recorded as a component of Gain from unconsolidated entities on the Company’s Consolidated Statements of Operations. Investments in unconsolidated entities include properties held through joint ventures and limited partnership interests in private real estate funds. For further details on the Company’s investments in unconsolidated entities, see Note 4 — “Investments in Unconsolidated Entities” to the Company’s Consolidated Financial
Statements.
Investments in Real Estate-Related Loans and Securities
The Company has elected to classify its real estate-related securities as trading securities and carry such investments at fair value. As such, the resulting unrealized gains and losses of such securities are recorded as a component of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations.
The Company has elected the FVO for certain of its investments in real estate-related loans. As such, the resulting unrealized gains and losses on such loans are recorded as a component of Income from real estate-related loans and securities on the
Company’s Consolidated Statements of Operations.
Certain of the Company’s real estate-related loans are classified as held for investment and are recorded at amortized cost. The
Company assesses the collectability of its real estate-related loans held at amortized cost to estimate credit losses over the contractual term of each loan on a periodic basis. The Company’s estimate of credit losses is based on relevant factors, including historical realized loss rates and current market conditions that affect the collectability of its investments. The
Company also considers, among other things, payment status, lien position, borrower or tenant financial resources, and underlying collateral. The Company recognizes an allowance for credit loss when the carrying amount of a loan differs from the amount expected to be collected. For further details on the Company’s allowance for credit loss, see Note 6 — “Investments in
Real Estate-Related Loans and Securities” to the Company’s Consolidated Financial Statements.
Interest income from the Company’s investments in real estate-related loans and securities is recognized based on the stated
terms of the security or loan agreement and is recorded on an accrual basis. Interest income is recorded as a component of
Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations.
Revenue Recognition
Rental revenue primarily consists of base rent arising from tenant leases at the Company’s properties. Base rent is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. The Company begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space. Other rental revenues include amounts due from tenants for costs related to common area maintenance, real estate taxes, and other recoverable costs included in lease agreements. The Company recognizes the reimbursement of such costs incurred as tenant reimbursement income.
The Company evaluates the collectability of receivables related to rental revenue on an individual lease basis. In making this determination, the Company considers the length of time a receivable has been outstanding, tenant creditworthiness, payment history, available information about the financial condition of the tenant, and current economic trends, among other factors.
Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue. The Company will recognize revenue from such leases prospectively, based on actual amounts received. If the Company subsequently determines that it is probable it will collect substantially all of the lessee’s remaining lease payments under the lease term, the Company will reinstate the receivables balance.
Cash and Cash Equivalents
Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.
Restricted Cash
Restricted cash primarily consists of tenant security deposits and reserves held in escrow related to real estate taxes, interest rate derivatives, capital expenditures and insurance in connection with mortgages at certain of the Company’s properties. Restricted cash also consists of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Company’s transfer agent but in the name of the Company.
Trading Securities
Trading securities consist of U.S. government securities that are available to support the Company’s current operations and liquidity. Trading securities are measured at fair value. As such, the resulting unrealized gains and losses of such securities are recorded as a component of Other income, net on the Company’s Consolidated Statements of Operations. Interest income from trading securities is recognized based on the stated terms of the security and is recorded as a component of Other income, net on the Company’s Consolidated Statements of Operations. During the three months ended March 31, 2026 and 2025, income from trading securities was $0.6 million and $0.6 million, respectively.
Foreign Currency
In the normal course of business, the Company makes investments in real estate and real estate-related loans and securities outside the United States that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities of these foreign subsidiaries are translated to U.S. dollars (“USD”) at the prevailing exchange rate at the reporting date and income, expenses, gains, and losses are translated at the average exchange rate over the applicable period. Gains and losses from translation of foreign denominated transactions into USD are included in current results of operations as a component of
Gain from unconsolidated entities or Income from real estate-related loans and securities dependent upon the type of asset on the Company’s Consolidated Statements of Operations.
Deferred Charges
The Company’s deferred charges include financing and leasing costs. Deferred financing costs include legal, structuring, and other loan costs incurred by the Company for its financing agreements. Deferred financing costs related to the Company’s mortgage notes and term loans are recorded as an offset to the related liability and amortized over the term of the applicable financing instruments. Deferred financing costs related to the Company’s revolving credit facility are recorded as a component of Other assets on the Company’s Consolidated Balance Sheets and amortized over the term of the applicable financing agreements. Deferred leasing costs incurred in connection with new leases, which consist primarily of brokerage and legal fees,

are recorded as a component of Intangible assets, net on the Company’s Consolidated Balance Sheets and amortized over the life of the related lease.
Derivative Instruments
In the normal course of business, the Company is exposed to the effect of interest rate changes and, with regard to its non-U.S.
investments, changes in foreign currency exchange rates. The Company seeks to manage these risks by following established risk management policies and procedures including the use of derivatives to hedge interest rate and currency rate risk. These financial instruments may include interest rate swaps, cross currency swaps, and other derivative contracts. The Company recognizes all derivatives as either assets or liabilities in the accompanying Consolidated Balance Sheets and measures those instruments at fair value. For further details on the Company’s derivative instruments, see Note 11 — “Derivatives” to the
Company’s Consolidated Financial Statements.
Fair Value Measurement
Under normal market conditions, the fair value of an investment is the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). Additionally, there is a hierarchical framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Investments measured and reported at fair value are classified and disclosed in one of the following levels within the fair value hierarchy:
Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.
Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.
Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
Valuation of Assets and Liabilities Measured at Fair Value
The Company’s investments in real estate-related securities and trading securities are reported at fair value. The Company generally determines the fair value of its investments in real estate-related securities and trading securities by utilizing third-
party pricing service providers. In determining the value of a particular investment, the pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each class and incorporate deal collateral performance such as prepayment speeds and default rates, as available. The inputs used in determining the Company’s real estate-related securities and trading securities reported at fair value are considered
Level 2 and Level 3.
The Company’s derivative financial instruments are reported at fair value. The fair values of the Company’s interest rate swaps are determined using a discounted cash flow analysis based on the terms of the contract and the forward interest rate curve adjusted for the Company’s nonperformance risk. The fair values of the Company’s interest rate caps are determined using models developed by the respective counterparty as well as third-party pricing service providers that use as their basis readily observable market parameters (such as forward yield curves and credit default swap data). The fair values of the Company’s foreign currency swaps are determined by comparing the contracted forward exchange rate to the current market exchange rate.
The current market exchange rates are determined by using market spot rates, forward rates and interest rate curves for the underlying instruments. The inputs used in determining the Company’s derivative financial instruments reported at fair value are considered Level 2.
The Company has elected the FVO for its equity method investments and therefore, reports these investments at fair value. As such, the resulting unrealized gains and losses are recorded as a component of Gain (loss) from unconsolidated entities on the
Company’s Consolidated Statements of Operations. The Company separately values the assets and liabilities of each equity method investment. To determine the fair value of the assets of the equity method investments, the Company utilizes a discounted cash flow methodology, taking into consideration various factors including discount rate and exit capitalization rate.
The Company determines the fair value of the indebtedness of the equity method investments by modeling the cash flows required by the debt agreements and discounting them back to the present value using an estimated market yield. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-
to-value ratios and credit profiles. After the fair value of the assets and liabilities are determined, the Company applies its ownership interest to the net asset value and reflects this amount as its equity method investment at fair value. The inputs used in determining the Company’s equity method investments carried at fair value are considered Level 3.
The Company’s carrying values of cash and cash equivalents, restricted cash, accounts receivable and other receivables, net, accounts payable, accrued liabilities and other liabilities approximate fair value because of the short-term nature of these instruments.
The following table details the Company’s assets and liabilities that are measured at fair value on a recurring basis ($ in thousands):

	March 31, 2026				December 31, 2025
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate-related loans and securities	$—	$56,870	$5,141	$62,011	$—	$50,863	$5,170	$56,033
Investments in unconsolidated entities	—	—	173,345	173,345	—	—	167,788	167,788
Trading securities	—	4,685	—	4,685	—	83,487	—	83,487
Derivatives	—	3,146	—	3,146	—	1,553	—	1,553
Derivatives related to investments in real estate-related securities	—	29	—	29	—	—	—	—
Total assets	$—	$64,730	$178,486	$243,216	$—	$135,903	$172,958	$308,861
Liabilities:
Derivatives	$—	$751	$—	$751	$—	$2,342	$—	$2,342
Derivatives related to investments in real estate-related securities	—	—	—	—	—	3	—	3
Total liabilities	$—	$751	$—	$751	$—	$2,345	$—	$2,345
The following table details the Company’s assets that are measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

	Investments in real estate-related loans and securities	Investments in unconsolidated entities	Total Assets
Balance as of December 31, 2025	$5,170	$167,788	$172,958
Contributions of equity into unconsolidated entities	—	553	553
Included in net income:
Unrealized (loss) gain	(29)	6,746	6,717
Loss on foreign currency translation	—	(1,742)	(1,742)
Balance as of March 31, 2026	$5,141	$173,345	$178,486

The following tables contain the quantitative inputs and assumptions that are used to determine fair value for items categorized in Level 3 of the fair value hierarchy ($ in thousands):

	March 31, 2026
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Rate	Impact to Valuation from an Increase in Input
Investments in unconsolidated entities	$173,345	Discounted cash flow	Discount rate	8.1%	Decrease
			Exit capitalization rate	5.6%	Decrease
Investments in real estate-related loans and securities	$5,141	Discounted cash flow	Discount rate	15.4%	Decrease

	December 31, 2025
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Rate	Impact to Valuation from an Increase in Input
Investments in unconsolidated entities	$167,788	Discounted cash flow	Discount rate	8.2%	Decrease
			Exit capitalization rate	5.6%	Decrease
Investments in real estate-related loans and securities	5,170	Discounted cash flow	Discount Rate	15.1%	Decrease
Valuation of Assets Measured at Fair Value on a Nonrecurring Basis
Certain of the Company’s assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments, such as when there is evidence of impairment, and therefore measured at fair value on a nonrecurring basis. The Company reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that could indicate the carrying amount of the real estate value may not be recoverable. As of March 31, 2026, the Company had no impaired assets that are measured at fair value on a nonrecurring basis.
Valuation of Liabilities Not Measured at Fair Value
The fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using an appropriate discount rate. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3. As of
March 31, 2026, the fair value of the Company’s mortgage loans and other indebtedness was approximately $18.3 million below the outstanding principal balance.
Income Taxes
The Company believes that it qualifies to be taxed as a REIT for U.S. federal income tax purposes. The Company generally will not be subject to federal corporate income tax to the extent it distributes 90% of its taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a
REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
The Company has formed wholly-owned subsidiaries that are taxed as taxable REIT subsidiaries (“TRSs”) that are subject to taxation at the federal, state and local levels, as applicable, at regular corporate tax rates. In general, a TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate-related business.
For the three months ended March 31, 2026 and 2025, the Company recognized income tax expense of $0.1 million and an immaterial amount, respectively, related to its TRSs within General and administrative on the Company’s Consolidated
Statements of Operations.
The Company accounts for applicable income taxes by utilizing the asset and liability method. As such, the Company records deferred tax assets and liabilities for the future tax consequences resulting from the difference between the carrying value of existing assets and liabilities and their respective tax basis. A valuation allowance for deferred tax assets is provided if the
Company believes all or some portion of the deferred tax asset may not be realized. The Company has not recorded a deferred tax asset related to its non-U.S. investment as it is more likely than not that it will not realize the benefit.

Organization and Offering Expenses
Organizational expenses are expensed as incurred on the Company’s Consolidated Statements of Operations, and offering costs are charged to equity as incurred on the Company’s Consolidated Statements of Changes in Stockholders’ Equity.
The Adviser and its affiliates advanced $13.6 million of organization and offering expenses on the Company’s behalf through
July 5, 2023, subject to the following reimbursement terms: (1) the Company reimburses the Adviser for all such advanced expenses paid through July 5, 2022 ratably over the 60 months following July 6, 2022; and (2) the Company reimburses the
Adviser for all such advanced expenses paid from July 6, 2022 through July 5, 2023 ratably over the 60 months following July
6, 2023. Beginning July 6, 2023, the Company reimburses the Adviser for any organization and offering expenses that it incurs on the Company’s behalf as and when incurred.
Earnings Per Share
The Company uses the two-class method in calculating earnings per share (“EPS”) when it issues securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company when, and if, the Company declares dividends on its common stock. Basic earnings per share (“Basic EPS”) for the Company’s common stock are computed by dividing net income allocable to common stockholders by the weighted average number of shares of common stock outstanding for the period, respectively. Diluted earnings per share (“Diluted EPS”) is calculated similarly, however, it reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.
The Company includes unvested shares of restricted stock in the computation of diluted EPS by using the more dilutive of the two-class method or treasury stock method. Any anti-dilutive securities are excluded from the diluted EPS calculation. For the three months ended March 31, 2026 and 2025, there were no dilutive participating securities.
Stockholder Servicing Fee
The Company has entered into a dealer manager agreement with Brookfield Private Wealth LLC (formerly Brookfield Oaktree
Wealth Solutions LLC), a registered broker-dealer affiliated with the Adviser (“Dealer Manager”), to serve as the dealer manager for the Public Offering. The Dealer Manager is entitled to receive upfront selling commissions and dealer manager fees of up to 3.5% of the transaction price and ongoing stockholder servicing fees of 0.85% per annum of the aggregate NAV for outstanding Class S and Class T shares with a limit of up to, in the aggregate, 8.75% of the gross proceeds from such shares.
The Dealer Manager is entitled to receive upfront selling commissions of up to 1.5% of the transaction price and ongoing stockholder servicing fees of 0.25% per annum of the aggregate NAV for outstanding Class D shares with a limit of up to, in the aggregate, 8.75% of the gross proceeds from such shares. There are no upfront selling commissions, dealer manager fees or ongoing stockholder servicing fees with respect to Class I shares. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Public Offering, which provide, among other things, for the re-
allowance of the full amount of the selling commissions and dealer manager fees and all or a portion of the stockholder servicing fees received by the Dealer Manager to such selected dealers. The Company accrues the full cost of the stockholder servicing fee as an offering cost at the time each Class T, Class S and Class D share is sold, which is recorded as a component of Due to affiliates in the Company’s Consolidated Balance Sheets.
Recent Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board (“FASB”), issued ASU 2024-03, Income Statement – Reporting
Comprehensive Income – Expenses Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 requires entities to disaggregate any relevant expense caption presented on the face of the income statement within continuing operations into the following required natural expense categories, as applicable: (1) purchases of inventory, (2) employee compensation, (3)
depreciation, (4) intangible asset amortization, and (5) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities or other depletion expenses. A relevant expenses caption is an expense caption presented on the face of the income statement within continuing operations that contain any of the expense categories listed. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027.
Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 but does not believe the adoption of ASU 2024-03 will have a material impact on the Company’s Consolidated Financial Statements.
In May 2025, the FASB issued ASU 2025-03, an update to ASC Topic 805, Business Combinations, and ASC Topic 810,
Consolidation (“ASU 2025-03”). ASU 2025-03 amends the guidance for determining the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (“VIE”). This amendment aligns the determination of the accounting acquirer for VIEs with the guidance used for other business combinations. ASU 2025-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of ASU
2025-03 on the Consolidated Financial Statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit
Losses for Accounts Receivable and Contract Assets ("ASU 2025-05"), which amends ASC 326-20 to provide a practical expedient (available to all entities) that permits an entity to assume that current conditions as of the balance sheet date will not change for the remaining life of current accounts receivable and current contract assets arising from transactions under ASC
606, thereby simplifying the forecasting requirement in developing reasonable and supportable forecasts. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted, and should be applied prospectively. The Company adopted the provisions of
ASU 2025-05 effective August 1, 2025. The adoption of this rule did not have a material impact on the Company’s
Consolidated Financial Statements.
On July 4, 2025, President Trump signed into law the legislation known as the One Big Beautiful Bill Act (the “OBBBA”). The
OBBBA made significant changes to the U.S. federal income tax laws in various areas. Among the notable changes, the
OBBBA permanently extended certain provisions that were enacted in the Tax Cuts and Jobs Act of 2017, most of which were set to expire after December 31, 2025. These included the permanent extension of the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers as well as the permanent extension of the limitation on non-
corporate taxpayers using “excess business losses” to offset other income. The OBBBA also increased the percentage limit under the REIT asset test applicable to TRSs from 20% to 25% for taxable years beginning after December 31, 2025. As a result, for taxable years beginning after December 31, 2025, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of its gross assets.
In November 2025, the FASB issued ASU 2025-08 Financial Instruments — Credit Losses (Topic 326): Purchased Loans,
which related to accounting for purchased loans. The amendments in this update require that purchased seasoned loans be accounted for using the gross-up approach, which will enhance comparability and consistency in the accounting for acquired financial assets. The gross-up approach requires an allowance for expected credit losses to be recorded with an offsetting gross-
up adjustment to the purchase price of the acquired financial asset. This update is effective for annual periods beginning after
December 15, 2026, including interim periods within those fiscal years, though early adoption is permitted. The Company plans to adopt this pronouncement for the fiscal year beginning January 1, 2027, and does not expect it to have a material effect on
Company’s Consolidated Financial Statements.
In December 2025, the FASB issued ASU 2025-11 Interim Reporting (Topic 270): Narrow-Scope Improvements, which related to interim disclosure requirements. The amendments in this update clarify current interim disclosure requirements and provide a comprehensive list of required interim disclosures. The update also incorporates a disclosure principle that requires entities to disclose events that occur after the end of the last annual reporting period. This update is effective for interim periods within annual periods beginning after December 15, 2027, though early adoption is permitted. The Company plans to adopt this pronouncement for the interim periods within the fiscal year beginning January 1, 2028, and does not expect it to have a material effect on the Company’s Consolidated Financial Statements.
3. Investments in Real Estate
As of March 31, 2026 and December 31, 2025, the Company’s investments in real estate, net, consisted of the following ($ in thousands):

	March 31, 2026	December 31, 2025
Building and building improvements	$1,469,174	$1,381,035
Land and land improvements	368,312	310,300
Tenant improvements	28,990	29,566
Furniture, fixtures and equipment	46,554	46,121
Total	1,913,030	1,767,022
Accumulated depreciation	(195,952)	(183,636)
Investments in real estate, net	$1,717,078	$1,583,386
Acquisitions
During the three months ended March 31, 2026, the Company acquired $155.8 million of real estate investments, which was comprised of one logistics property. During the year ended December 31, 2025, the Company acquired $32.1 million of real estate investments, which was comprised of 120 single-family rental properties.

The following table provides further details of the properties acquired during the three months ended March 31, 2026 and year ended December 31, 2025 ($ in thousands):

Investment	Ownership Interest	Location	Segment	Acquisition Date	Units/ Square Feet	Purchase Price(1)
Single-Family Rentals	100%	Various	Single-Family Rentals	November 2025	120	$32,146
34 Market Street	100%	Everett, MA	Logistics	March 2026	221,856	155,814
Total						$187,960

(1)	Purchase price is inclusive of closing costs.
The following table summarizes the purchase price allocation of the properties acquired during the three months ended
March 31, 2026 and year ended December 31, 2025 ($ in thousands):

	March 31, 2026	December 31, 2025
Building and building improvements	$87,427	$15,584
Land and land improvements	57,942	16,562
In-place lease intangibles	8,773	—
Lease origination costs	5,587	—
Below-market lease intangibles	(3,915)	—
Total purchase price(1)	$155,814	$32,146

(1)	Purchase price is inclusive of closing costs.
Dispositions
During the three months ended March 31, 2026 and year ended December 31, 2025, the Company had no dispositions.
4. Investments in Unconsolidated Entities
The Company holds four investments in unconsolidated joint ventures that it has elected to account for using the FVO, as the
Company’s ownership interests in the joint ventures do not meet the requirements for consolidation. Each of the investments are considered to be VIEs.
The following tables detail the Company’s investments in unconsolidated entities ($ in thousands):

	March 31, 2026
Investment	Segment	Number of Properties	Ownership Interest	Fair Value
Principal Place	Net Lease	1	20%	$93,041
U.S. Diversified Logistics Portfolio I(1)	Logistics	72	19%	63,717
U.S. Diversified Logistics Portfolio II(1)	Logistics	31	19%	16,587
The Avery(2)	Multifamily	1	2%	—
Total unconsolidated entities carried at fair value		105		$173,345

	December 31, 2025
Investment	Segment	Number of Properties	Ownership Interest	Fair Value
Principal Place	Net Lease	1	20%	$91,986
U.S. Diversified Logistics Portfolio I(1)	Logistics	72	19%	60,055
U.S. Diversified Logistics Portfolio II(1)	Logistics	31	19%	15,747
The Avery(2)	Multifamily	1	2%	—
Total unconsolidated entities carried at fair value		105		$167,788

(1)
See Note 10 — “Related Party Transactions - Assignments of Limited Partnership Interest from Brookfield Affiliate” for further information regarding the Company’s limited partnership interests in the U.S. Diversified Logistics Portfolio I and the U.S. Diversified
Logistics Portfolio II.

(2)
In December 2023, the Company acquired a 2% equity interest in The Avery, a condo and multifamily property located in San
Francisco, California (“The Avery”), through an indirect interest in a joint venture that owns the property. The Company did not pay any consideration for its interest, which was granted to the Company by the borrower on the Company’s investments in The Avery
Senior Loan (“The Avery Senior Loan”) and The Avery Mezzanine Loan (“The Avery Mezzanine Loan”). As of March 31, 2026 and
December 31, 2025, the fair value of the Company’s equity interest in The Avery was zero.

The following table details the Company’s gain from unconsolidated entities ($ in thousands):

		Three Months Ended March 31,
Investment	Segment	2026	2025
Principal Place	Net Lease	$2,736	$1,356
U.S. Diversified Logistics Portfolio I	Logistics	3,108	7,762
U.S. Diversified Logistics Portfolio II	Logistics	840	—
The Avery	Multifamily	—	—
Total gain from unconsolidated entities, net		$6,684	$9,118
The following tables provide the combined summarized financial information of our unconsolidated entities as of the dates and for the periods set forth below ($ in thousands):

Balance Sheets:	March 31, 2026	December 31, 2025
Total assets	$2,130,573	$2,147,382
Total liabilities	1,408,917	1,420,923

Brookfield REIT’s share of net equity	142,545	143,520
Adjustments to arrive at fair value	30,800	24,268
Total investments in unconsolidated entities	$173,345	$167,788

	Three Months Ended March 31,
Income Statements:	2026	2025
Total revenues	$35,010	$28,704
Net loss	(1,033)	(3,083)

Brookfield REIT’s share of net loss	(202)	$(617)
Adjustments to arrive at fair value	6,886	9,735
Total gain from unconsolidated entities	$6,684	$9,118

5. Intangibles
The gross carrying amount and accumulated amortization of the Company’s intangible assets and liabilities consisted of the following as of March 31, 2026 and December 31, 2025 ($ in thousands):

Intangible assets:	March 31, 2026	December 31, 2025
In-place lease intangibles	$37,360	$28,587
Lease origination costs	17,107	11,983
Tax intangibles	5,249	5,249
Above-market lease intangibles	114	114
Total intangible assets	59,830	45,933
Accumulated amortization:
In-place lease intangibles	$(7,221)	$(6,797)
Lease origination costs	(4,675)	(4,713)
Tax intangibles	(2,850)	(2,681)
Above-market lease intangibles	(77)	(73)
Total accumulated amortization	(14,823)	(14,264)
Intangible assets, net	$45,007	$31,669

Intangible liabilities:
Below-market lease intangibles	$(32,789)	$(28,873)
Accumulated amortization	5,778	5,429
Intangible liabilities, net	$(27,011)	$(23,444)
The weighted average amortization periods of the Company’s intangible assets is 147 months and intangible liabilities is 206 months.
As of March 31, 2026, the estimated future amortization of the Company’s intangibles for each of the next five years and thereafter is as follows ($ in thousands):

	In-place Lease Intangibles	Above-market Lease Intangibles	Other Intangibles	Below-market Lease Intangibles
2026 (remaining)	$1,706	$14	$1,729	$(1,242)
2027	2,179	7	2,220	(1,651)
2028	2,096	5	1,778	(1,651)
2029	2,046	5	1,580	(1,651)
2030	2,040	6	1,495	(1,651)
2031	2,014	—	1,405	(1,651)
Thereafter	18,058	—	4,624	(17,514)
Total	$30,139	$37	$14,831	$(27,011)

6. Investments in Real Estate-Related Loans and Securities
The following table summarizes the components of investments in real estate-related loans and securities as of March 31, 2026 and December 31, 2025 ($ in thousands):

	March 31, 2026	December 31, 2025
Real estate-related securities	$62,011	$56,033
Real estate-related loans	36,479	45,023
Derivative assets related to investments in real estate-related securities	29	—
Derivative liabilities related to investments in real estate-related securities	—	(3)
Total investments in real estate-related loans and securities	$98,519	$101,053
The Company’s investments in real estate-related securities consist of commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), and cross currency forward contracts related to its investments in real estate related securities.
The following tables detail the Company’s investments in real estate-related loans and securities as of March 31, 2026 and
December 31, 2025 ($ in thousands):

	March 31, 2026
Type of Loan/Security	Number of Positions	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis/ Allowance Adjustment (3)	Carrying Amount
Investments held at fair value
CMBS - floating	10	SOFR + 3.48%	March 2028	$36,265	$33,485	$34,977
CMBS - fixed	4	4.56%	November 2026	23,413	20,650	5,140
RMBS - fixed	10	4.69%	June 2029	22,193	21,828	21,894
Cross currency forward contracts	1	N/A	April 2026	—	—	29
Total investments held at fair value	25	5.75%	February 2028	$81,871	$75,963	$62,040

Investments held at amortized cost
Real estate-related loans - fixed	3	9.92%	May 2028	41,050	(4,571)	36,479
Total investments held at amortized cost	3	9.92%	May 2028	$41,050	$(4,571)	$36,479

Total investments in real estate-related loans and securities	28	7.14%	March 2028	$122,921	$71,392	$98,519

	December 31, 2025
Type of Loan/Security	Number of Positions	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis/ Allowance Adjustment (3)	Carrying Amount
Investments held at fair value
CMBS - floating	7	SOFR+3.91%	May 2027	$28,765	$25,985	$27,133
CMBS - fixed	4	4.56%	November 2026	23,413	20,650	5,170
RMBS - floating	2	SOFR+1.76%	August 2030	2,499	2,501	2,504
RMBS - fixed	8	4.71%	January 2036	21,492	21,000	21,226
Cross currency forward contracts	1	N/A	January 2026	—	—	(3)
Total investments held at fair value	22	5.85%	October 2029	$76,169	$70,136	$56,030

Investments held at amortized cost
Real estate-related loans - floating	1	SOFR+8.15%	June 2026	$7,044	$—	$7,044
Real estate-related loans - fixed	3	9.92%	May 2028	42,013	(4,034)	37,979
Total investments held at amortized cost	4	10.22%	January 2028	$49,057	$(4,034)	$45,023

Total investments in real estate-related loans and securities	26	7.56%	February 2029	$125,226	$66,102	$101,053

(1)	As of March 31, 2026 and December 31, 2025, the U.S. Dollar denominated Secured Overnight Financing Rate (“SOFR”) was equal to 3.68% and 3.87%, respectively.
(2)	Weighted average maturity date is based on the fully extended maturity date of the instruments.
(3)	Adjustments include the cumulative provision for current expected credit losses, unamortized fee income, and a foreign currency translation adjustment attributable to real estate-related loans.
During the three months ended March 31, 2026, the Company recorded net realized and unrealized gains on its investments in real estate-related securities of $0.3 million. During the three months ended March 31, 2025, the Company recorded net realized and unrealized gains on its investments in real estate-related securities of $0.3 million. Such amounts are recorded as components of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations.
The Company has recorded a provision for current expected credit losses related to certain of its real estate-related loans that are classified as held for investment and are recorded at amortized cost. For the three months ended March 31, 2026 and 2025, the Company did not recognize any adjustments to its estimated credit loss. The cumulative allowance adjustment is based on the expected timing of loan repayments, forecasted cash flows from the underlying collateral, and the current macroeconomic environment. The Company estimates its credit loss allowance primarily using the discounted cash flow method based on projected future principal cash flows for each individual loan. As of March 31, 2026 and 2025, the cumulative allowance for estimated credit loss was $3.5 million and $2.9 million, respectively, and is included in Investments in real estate-related loans and securities, net on the Company’s Consolidated Balance Sheets. There have been no write-offs related to the Company’s investments in real estate-related loans.

7. Accounts and Other Receivables and Other Assets
The following tables summarize the components of Accounts and other receivables and Other assets in the Company’s
Consolidated Balance Sheets as of March 31, 2026 and December 31, 2025 ($ in thousands):

	March 31, 2026	December 31, 2025
Straight-line rent receivables	$7,955	$7,538
Receivables from unsettled sales of trading securities	4,872	—
Accounts receivable	3,927	2,677
Interest receivable	1,102	1,476
Total accounts and other receivables	$17,856	$11,691

	March 31, 2026	December 31, 2025
Trading securities	$4,685	$83,487
Derivative instruments	3,146	1,553
Prepaid expenses	2,220	2,951
Other	525	514
Total other assets	$10,576	$88,505
8. Accounts Payable, Accrued Expenses and Other Liabilities
The following table summarizes the components of Accounts payable, accrued expenses and other liabilities in the Company’s
Consolidated Balance Sheets as of March 31, 2026 and December 31, 2025 ($ in thousands):

	March 31, 2026	December 31, 2025
Stock repurchases payable	$13,226	$4,310
Accounts payable and accrued expenses	10,354	10,254
Distributions payable	5,400	5,448
Tenant security deposits	4,165	4,171
Real estate taxes payable	3,293	4,261
Accrued interest expense	1,863	1,783
Prepaid rent	1,513	1,304
Derivative instruments	751	2,342
Payable for unsettled purchase of trading securities	—	8,978
Total accounts payable, accrued expenses and other liabilities	$40,565	$42,851

9. Mortgage Loans, Secured Credit Facilities and Affiliate Line of Credit
The following table summarizes the components of total indebtedness, net as of March 31, 2026 and December 31, 2025 ($ in
thousands):

				Principal Balance Outstanding
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(2)	Maximum Facility Size	March 31, 2026	December 31, 2025
Fixed rate loans:
Fixed rate mortgages	4.06%	October 2030	N/A	$500,420	$500,420
Total fixed rate loans				500,420	500,420
Variable rate loans:
Variable rate mortgages (3)	SOFR+1.68%	November 2028	N/A	563,302	479,561
Secured Credit Facility(4)	SOFR+2.75%	May 2026	$250,000	—	—
SFR Secured Credit Facility(5)	SOFR+1.85%	April 2029	$185,000	129,973	129,973
Affiliate Line of Credit(6)	SOFR+2.25%	November 2026	$125,000	—	—
Total variable rate loans				693,275	609,534
Total indebtedness				1,193,695	1,109,954
Deferred financing costs, net				(7,502)	(6,447)
Total indebtedness, net				$1,186,193	$1,103,507

(1)	As of March 31, 2026 and December 31, 2025, SOFR was 3.68% and 3.87%, respectively.
(2)	Includes the fully extended maturity date for loans with extension options that are at the Company’s discretion and the Company currently expects to be able to exercise.
(3)	Includes a $48.7 million mortgage which matures in December 2026 and a $279.3 million mortgage which matures in March 2027. Management intends to extend or refinance the mortgages prior to maturity.
(4)	The maturity date of the Secured Credit Facility (defined below) was extended to May 2027 pursuant to the exercise of the final extension option available under the agreement.
(5)	As of March 31, 2026, borrowings on the SFR Secured Credit Facility (defined below) were secured by the single-family rental portfolio.
(6)
Borrowings under the Affiliate Line of Credit (defined below) bear interest at a rate of the lowest then-current interest rate for any similar credit product offered by a third-party lender to the Company or its subsidiaries or, if not available, SOFR plus a 0.10% credit adjustment and a 2.25% margin.

The following table presents the future principal payments due under the Company’s mortgage loans and other indebtedness as of March 31, 2026 ($ in thousands):

Year	Amount(1)
2026 (remaining)	$49,570
2027	280,532
2028	117,889
2029	384,428
2030	86,392
2031	42,884
Thereafter	232,000
Total	$1,193,695

(1)	Includes the fully extended maturity date for loans with extension options that are at the Company’s discretion and the Company currently expects to be able to exercise.
The mortgage loans and Secured Credit Facilities are subject to various financial and operational covenants. These covenants require the Company to maintain certain financial ratios, which may include debt yield, and debt service coverage, among others. As of March 31, 2026, the Company is in compliance with all of its loan covenants that could result in a default under such agreements.

Mortgage Loans
During the three months ended March 31, 2026, the Company obtained a $84.0 million variable-rate mortgage loan in connection with the acquisition of a logistics property. During the year ended December 31, 2025, the Company obtained a
$23.7 million fixed-rate mortgage loan in connection with the refinancing of an office property and a $81.0 million fixed-rate mortgage loan from an affiliate of the Adviser in relation to a property held through the DST Program. The Company also obtained a $62.0 million floating-rate mortgage loan secured by five logistics properties. During the three months ended
March 31, 2026, the Company repaid $0.3 million of mortgage loans related to principal amortization. During the year ended
December 31, 2025, the Company repaid $107.0 million of mortgage loans, including full repayments of an $80.0 million mortgage loan secured by a multifamily property and a $26.5 million mortgage loan secured by an office property.
Secured Credit Facility
In November 2021, the Company entered into a credit agreement with a lender (the “Secured Credit Facility”) providing for a senior secured credit facility to be used for the acquisition or refinancing of properties. Borrowings on the Secured Credit
Facility are secured by certain properties owned by the Company.
In December 2022, the Secured Credit Facility was amended to increase the maximum aggregate principal amount to
$300.0 million with an interest at a rate of SOFR plus 2.00% and a maturity date of January 2025, which was extended to May
2025.
In May 2025, the Company refinanced the Secured Credit Facility with the lender. The maximum aggregate principal amount of the facility was amended to $250.0 million. The Secured Credit Facility bears interest at a rate of SOFR plus 2.75% and has a maturity date of May 2026, with a one-year extension option.
During the three months ended March 31, 2026 and year ended December 31, 2025, there were no borrowings on the credit facility.
SFR Secured Credit Facility
In April 2025, the Company entered into a credit agreement with a lender (the “SFR Secured Credit Facility”) providing for a secured credit facility to be used for the acquisition or refinancing of the Company’s single-family rental properties.
Borrowings on the SFR Secured Credit Facility are secured by single-family rental properties owned by the Company. The facility has a total capacity of $185.0 million, of which $50.0 million is uncommitted but may be drawn for future acquisitions of single-family rental properties. The SFR Secured Credit Facility bears interest at a rate of SOFR plus 1.85% and has a maturity date of April 2028, with a one-year extension option. As of March 31, 2026 and December 31, 2025, there were
$130.0 million of outstanding borrowings on the SFR Secured Credit Facility.
Affiliate Line of Credit
In November 2021, the Company entered into a revolving line of credit with an affiliate of Brookfield (the “Affiliate Line of
Credit”), providing for a discretionary, unsecured, uncommitted credit facility in a maximum aggregate principal amount of
$125.0 million. The Affiliate Line of Credit had an initial maturity date of November 2, 2022, with continuous one-year extension options subject to the lender’s approval. Effective November 2, 2025, the maturity date of the Affiliate Line of Credit was extended to November 2, 2026.
As of March 31, 2026 and December 31, 2025, there were no outstanding borrowings on the Affiliate Line of Credit.
10. Related Party Transactions
Advisory Agreement
Pursuant to the advisory agreement among the Adviser, the Operating Partnership and the Company (the “Advisory
Agreement”), the Adviser is entitled to a management fee as compensation for the services it provides to the Company and the
Operating Partnership. The Company pays the Adviser a management fee equal to 1.25% per annum of the Company’s NAV on its Class T, Class S, Class D, Class I and Class C shares of common stock, payable monthly. The Operating Partnership pays the Adviser a management fee equal to 1.25% per annum of the Operating Partnership’s NAV of its Class T, Class T-1, Class S,
Class S-1, Class D, Class D-1, Class I, Class I-1 and Class C units held by unitholders other than the Company, payable monthly. In addition, the Company and the Operating Partnership pay the Adviser a management fee equal to 1.25% per annum of the aggregate DST Property consideration, payable monthly, for all DST Properties subject to a fair market option held by the Operating Partnership. For avoidance of doubt, the Adviser will not receive a duplicative management fee with respect to any DST Property. In calculating the management fee, the Company will use its NAV and the Operating Partnership’s NAV before giving effect to any accruals for the management fee, the performance fee, the stockholder servicing fee, the investor servicing fee or distributions payable on its shares or the Operating Partnership’s units. No management fee is paid with respect to Class E shares or Class E units.

The management fee can be paid, at the Adviser’s election, in cash or shares of the Company’s common stock or units of the
Operating Partnership. To date, the Adviser has elected to receive the management fee in Class I and Class E shares of the
Company’s common stock. During the three months ended March 31, 2026 and 2025, management fees earned by the Adviser were $3.3 million and $3.2 million, respectively.
During the three months ended March 31, 2026, the Company issued 316,373 unregistered Class I shares of common stock to the Adviser for the payment of management fees earned from December 2025 through February 2026. The Company also had an accrued payable of $1.1 million related to the management fee as of March 31, 2026, which is included in Due to affiliates on the Company’s Consolidated Balance Sheets. During April 2026, the Adviser was issued 105,505 unregistered Class I shares as payment for the $1.1 million management fee accrued as of March 31, 2026.
The Adviser is entitled to a performance fee based on the total return of the Company’s Class C, Class D, Class I, Class S and
Class T shares of common stock (no performance fee is paid on the Class E shares). Total return is defined as distributions paid or accrued plus the change in the Company’s NAV, adjusted for subscriptions and repurchases. Pursuant to the Advisory
Agreement, the performance fee is equal to 12.5% of the total return in excess of a 5% total return (after recouping any loss carryforward amount), subject to a catch-up. The performance fee becomes payable at the end of each calendar year and can be paid, at the Adviser’s election, in cash, shares of the Company’s common stock, or units of the Operating Partnership. In addition, the Operating Partnership will pay the Adviser a performance fee with respect to certain classes of units held by parties other than the Company paid annually in an amount equal to 12.5% of the total return, subject to a 5% hurdle amount and a high-water mark, with a catch-up. The Company did not recognize any performance fees during the three months ended
March 31, 2026 and 2025.
Repurchase of Adviser Shares
During the three months ended March 31, 2026, the Company repurchased 314,545 shares of Class I common stock from the
Adviser outside of its share repurchase plan for total consideration of $3.3 million. During the three months ended March 31,
2025, the Company repurchased 244,646 shares of Class I common stock from the Adviser outside of its share repurchase plan for total consideration of $2.6 million. The repurchases were related to shares that were previously issued to the Adviser as payment of management fees.
Sub-Advisory Agreement
The Company and the Adviser have engaged the Sub-Adviser to (i) select and manage certain of the Company’s liquid assets
(cash, cash equivalents, other short-term investments, U.S. government securities, agency securities, corporate debt, liquid real estate-related, equity or debt securities, private debt investments and other investments for which there is reasonable liquidity)
(the “Investment Sleeve”) and (ii) provide certain services with respect to certain commercial mortgage-backed securities identified by the Adviser (“Adviser CMBS”) pursuant to a sub-advisory agreement among the Company, the Adviser, the
Operating Partnership and the Sub-Adviser (the “Sub-Advisory Agreement”). The Sub-Adviser manages the Investment Sleeve in accordance with, and subject to, the Company’s investment objectives, strategy, guidelines, policies and limitations.
The Sub-Adviser earns management and performance fees pursuant to the terms of the Sub-Advisory Agreement. These fees are paid by the Adviser out of the management and performance fees earned by the Adviser; therefore, no management or performance fees related to the Sub-Advisory Agreement have been recognized in the Company’s Consolidated Statements of
Operations.
Dealer Manager Agreements
The Company has engaged the Dealer Manager, a registered broker-dealer affiliated with the Adviser, as the dealer manager for the Public Offering. The Company pays to the Dealer Manager selling commissions, dealer manager fees and stockholder servicing fees in connection with sales of the Company’s common stock in the Public Offering. The Company accrues the full amount of the future stockholder servicing fees payable to the Dealer Manager for Class S, Class T, and Class D shares up to the 8.75% of gross proceeds limit at the time such shares are sold. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Public Offering, which provide, among other things, for the re-
allowance of the full amount of the selling commissions and dealer manager fees and all or a portion of the stockholder servicing fees received by the Dealer Manager to such selected dealers.
In connection with the launch of the DST Program, Brookfield Real Estate Exchange LLC, (the “DST Sponsor”), the Dealer
Manager and, solely with respect to its obligations with respect to the investor servicing fee, the Operating Partnership, entered into a DST dealer manager agreement (the “DST Dealer Manager Agreement”), pursuant to which the Dealer Manager serves as the dealer manager for the DST Offerings on a “best efforts” basis. The DST Sponsor is a wholly owned subsidiary of the
Company. Under the DST Dealer Manager Agreement, each DST will pay the Dealer Manager upfront selling commissions of up to 5.0% of the total cash purchase price paid per DST Interest sold, upfront dealer manager fees of up to 1.0% of the total cash purchase price paid per DST Interest sold, and placement fees in an amount up to 1.0% of the total cash purchase price paid per DST Interest sold. Additionally, each DST will pay to the Dealer Manager an ongoing investor servicing fee of up to
0.25% per annum of the total cash purchase price paid for the DST Interests sold in the applicable DST Offering.
The Operating Partnership will pay the Dealer Manager certain investor servicing fees, solely with respect to Operating
Partnership units issued in connection with the FMV Option in exchange for DST Interests. The Operating Partnership will pay only until the fee limit (if any) set forth in the applicable agreement between the Dealer Manager and the participating distribution agent that sold such DST Interests in a DST Offering has been reached. These certain fees include an investor servicing fee equal to 0.85% per annum of the aggregate NAV for the applicable Class T-1 units, an investor servicing fee equal to 0.85% per annum of the aggregate NAV for the applicable Class S-1 units and an investor servicing fee equal to 0.25% per annum of the aggregate NAV for the applicable Class D-1 units. No investor servicing fee will be paid for Class I-1 units. All or a portion of the selling commissions, dealer manager fees, and investor servicing fees charged in connection with the DST
Program may be reallowed to participating distribution agents, as set forth in the applicable agreement between the Dealer
Manager and such participating distribution agent.
Advanced Organization and Offering Costs
The Adviser and its affiliates advanced all of the Company’s organization and offering expenses (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through July 5, 2023, subject to the following reimbursement terms: (1) the Company reimburses the Adviser for all such advanced expenses paid through July 5, 2022 ratably over the 60 months following July 6, 2022; and (2) the Company reimburses the Adviser for all such advanced expenses paid from July 6,
2022 through July 5, 2023 ratably over the 60 months following July 6, 2023. The Company reimburses the Adviser for any organization and offering expenses that it incurs on the Company’s behalf as and when incurred after July 6, 2023.
Affiliate Line of Credit
In November 2021, the Company entered into the Affiliate Line of Credit, providing for a discretionary, unsecured, uncommitted credit facility in a maximum aggregate principal amount of $125.0 million. For further details on the Affiliate
Line of Credit, see Note 9 — “Mortgage Loans, Secured Credit Facilities and Affiliate Line of Credit” to the Company’s
Consolidated Financial Statements.
Affiliate Loans to DST Properties
In September 2024 and July 2025, the Company entered into mortgage loan agreements with an affiliate of Brookfield for borrowings of $67.0 million and $81.0 million, respectively. The loans are secured by multifamily properties that are part of the
DST Program. Under the terms of the loan agreements, each loan has a ten-year term and a fixed interest rate of 4.2%. In connection with the financings, the DST Properties paid aggregate loan origination fees of $1.5 million to the Brookfield affiliate, which are included in Mortgage loans and secured credit facilities, net on the Company’s Consolidated Balance
Sheets. For the three months ended March 31, 2026 and 2025, the Company incurred $1.6 million and $0.7 million of interest expense related to these loans, respectively.
Assignments of Limited Partnership Interests from Brookfield Affiliate
The Company holds limited partnership interests in a Brookfield-managed fund through parallel investment vehicles that indirectly own certain investments in real estate with other third-party limited partners. In connection with these interests, the
Company has entered into assignment and assumption agreements with an affiliate of Brookfield, whereby the Company has been assigned the Brookfield affiliate’s approximately 19.4% interest in the Brookfield-managed fund related to such real estate investments. The Company’s limited partnership interests are subject to the same rights and obligations as other limited partners in the fund, but are not subject to management and performance fees.
In February 2025, the Company was assigned the Brookfield affiliate’s interest in the U.S. Diversified Logistics Portfolio I. The
Company paid no consideration for the assignment of the interest in the investment. In connection with the assignment, the
Company assumed the assignor’s future funding obligation to the fund related to the investment. As of March 31, 2026, the
Company has funded $47.3 million of capital to the Brookfield-managed fund related to its share of the investment.
In June 2025, the Company was assigned the Brookfield affiliate’s interest in the U.S. Diversified Logistics Portfolio II. The assignment was concurrent with the Brookfield-managed fund’s acquisition of the investment. In connection with the assignment, the Company assumed the assignor’s future funding obligation to the fund related to the investment. As of
March 31, 2026, the Company has funded $14.7 million of capital to the Brookfield-managed fund related to its share of the investment.

Real Estate-Related Loans and Securities Collateralized by Properties Owned by Brookfield Affiliates
The Company’s investments in real estate-related loans and securities include certain loans and securities that are collateralized by properties owned by other Brookfield-advised investment vehicles. The Company acquired such loans and securities from third parties on market terms. The Company has forgone all non-economic rights under these loans and securities, including voting rights, so long as the Brookfield-advised investment vehicles either owns the properties collateralizing the underlying loans or has an interest in a different part of the capital structure of such loan or security.
The following table details the Company’s investments in real estate-related loans and securities that are collateralized by properties owned by other Brookfield-advised investment vehicles ($ in thousands):

	Fair Value		Income
	As of	As of	Three Months Ended March 31,
	March 31, 2026	December 31, 2025	2026	2025
CMBS	$9,094	$8,997	$270	$109
Real estate-related loan	—	—	—	2,312
Total	$9,094	$8,997	$270	$2,421
Brookfield Repurchase Arrangement
One or more affiliates of Brookfield (individually or collectively, as the context may require, the “Brookfield Investor”) was issued shares of the Company’s common stock and Operating Partnership units in connection with its contribution of certain properties to the Operating Partnership on November 2, 2021. The Company and the Operating Partnership have entered into a repurchase arrangement with the Brookfield Investor (the “Brookfield Repurchase Arrangement”) pursuant to which the
Company and the Operating Partnership will offer to repurchase shares of common stock or Operating Partnership units from the Brookfield Investor at a price per unit equal to the most recently determined NAV per share or unit immediately prior to each repurchase. The Brookfield Investor has agreed to not seek repurchase of the shares of common stock and Operating
Partnership units that it owns if doing so would bring the value of its equity holdings in the Company and the Operating
Partnership below $50.0 million. Pursuant to the terms of the Repurchase Arrangement, the Brookfield Investor may cause the
Company to repurchase its shares and or the Operating Partnership to repurchase its Operating Partnership units (above the
$50.0 million minimum), in an amount equal to the sum of (a) the amount available under the Company’s share repurchase plan’s 2% monthly and 5% quarterly caps (after accounting for third-party investor repurchases) and (b) 25% of the amount by which net proceeds from the Public Offering and the Company’s private offerings of common stock for a given month exceed the amount of repurchases for such month pursuant to the Company’s share repurchase plan. The Company will not effect any such repurchase during any month in which the full amount of all shares requested to be repurchased by third-party investors under the share repurchase plan is not repurchased. During the three months ended March 31, 2026, the Company and the
Operating Partnership did not repurchase any shares or Operating Partnership units from the Brookfield Investor as part of the
Brookfield Repurchase Arrangement. As of March 31, 2026, the aggregate value of the Brookfield Investor’s shares and units that are subject to the Brookfield Repurchase Arrangement was $153.7 million.
Brookfield Investor Subscriptions
From time to time, the Brookfield Investor may subscribe for shares of the Company’s common stock or units of the Operating
Partnership. Each issuance is made at the same transaction price and subject to the same fees as shares or units sold in the
Public Offering or private offerings, as applicable. On December 1, 2021 and January 3, 2022, the Brookfield Investor
subscribed for $45.0 million and $38.0 million, respectively, of Class E units of the Operating Partnership. On April 3, 2023 and May 1, 2023, the Brookfield Investor subscribed for $10.0 million and $8.0 million, respectively, of Class I shares of the
Company’s common stock. The shares and units held by the Brookfield Investor related to these subscriptions are not subject to the Brookfield Repurchase Arrangement, but the Brookfield Investor may request the Company or Operating Partnership repurchase its shares or units, in whole or in part, subject to the terms and conditions of the Company’s share repurchase plan or the Operating Partnership’s limited partnership agreement, respectively. On December 31, 2024, the Brookfield Investor submitted a repurchase request for $7.1 million through the Company’s share repurchase plan, which was paid in January 2025.
Affiliate Service Provider Expenses
The Company may retain certain of the Adviser’s affiliates for necessary services relating to the Company’s investments or its operations, including any administrative services, construction, special servicing, leasing, development, property oversight and other property management services, as well as services related to group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and/or other types of insurance, management consulting and other similar operational matters.

The Company has engaged Brookfield Properties, a Brookfield affiliate, to provide operational services (including, without limitation, property management, leasing, and construction management) and corporate support services (including, without limitation, accounting and administrative services) for the Company and certain of its properties. The Company has also engaged Maymont Homes, a Brookfield affiliate, to provide operational services (including, without limitation, property management, renovation, leasing, and turnover and maintenance oversight) for the Company’s single-family rental properties.
The Company also reimburses Brookfield Properties, Maymont Homes and other Brookfield affiliates for corporate support and operating personnel expenses, including, but not limited to, employees who provide on-site maintenance, leasing, administrative and operational support services. Such employees may be fully dedicated or a shared resource amongst other investments. Employees’ compensation and expenses continue to be an expense of the affiliate, and if they are a shared resource, the affiliate allocates such expense to the Company according to their policies and procedures. Personnel expenses may include IT costs, HR support (i.e. payroll and benefits), rent and office services, basic financial services (i.e., account receivables, bank account administration), professional development, travel, professional fees and similar expenses.
The following table summarizes the Company’s affiliate service provider expenses for the three months ended March 31, 2026 and 2025 ($ in thousands):

	Three Months Ended March 31,
	2026	2025
Property management fees(1)	$864	$861
Single-family rental leasing, maintenance and turnover oversight fees(1)	217	221
Capitalized construction management fees(2)	41	—
Capitalized single-family rental renovation oversight fees(2)	—	—
Reimbursed personnel costs(3)	2,279	2,148
Total	$3,401	$3,230

(1)	Included in Rental property operating expenses on the Company’s Consolidated Statements of Operations.
(2)	Included in Investments in real estate, net on the Company’s Consolidated Balance Sheets.
(3)
For the three months ended March 31, 2026, $2.0 million is included in Rental property operating expenses and $0.3 million is included in General and administrative expenses on the Company’s Consolidated Statements of Operations. For the three months ended
March 31, 2025, $1.6 million is included in Rental property operating expenses and $0.5 million is included in General and administrative expenses on the Company’s Consolidated Statements of Operations.

Captive Insurance Company
Obsidian Mutual IC (“Obsidian”), a Brookfield affiliate, provides property insurance for certain of the Company’s properties.
For the three months ended March 31, 2026 and 2025, the Company incurred $0.1 million and an insignificant amount for insurance premiums provided by Obsidian.
Onyx Mutual Insurance IC (“Onyx”), a Brookfield affiliate, provides liability insurance for certain of the Company’s properties. For the three months ended March 31, 2026 and 2025, the Company incurred $0.1 million and an insignificant amount for insurance premiums provided by Onyx.
Argo Re. Ltd. (“Argo”), a Brookfield affiliate, provides excess property insurance for certain of the Company’s properties. For the three months ended March 31, 2026 and 2025, the Company incurred an insignificant amount and nil for insurance premiums paid to Argo.
Affiliate Title Service Provider
Horizon Land Services (“Horizon”), a Brookfield affiliate, provides title insurance for certain of the Company’s properties.
Horizon acts as an agent for one or more underwriters in issuing title policies and/or providing support services in connection with the Company acquiring or financing its properties. For the three months ended March 31, 2026 and 2025, the Company incurred $0.1 million and an insignificant amount for title services provided by Horizon.
Terrorism Insurance Provider
Liberty IC Casualty LLC (“Liberty”), a Brookfield affiliate, provides terrorism insurance for certain of the Company’s properties. For the three months ended March 31, 2026 and 2025, the Company incurred an insignificant amount for insurance premiums provided by Liberty IC Casualty LLC.
On March 31, 2025, Obsidian, started providing terrorism insurance for certain of the Company's properties. For the three months ended March 31, 2026, the Company incurred an insignificant amount for insurance premiums paid to Obsidian.

Submetering Services
Metergy, a Brookfield affiliate, provides submetering services to certain of the Company’s properties. For the three months ended March 31, 2026 and 2025, the fee incurred by the Company was an insignificant amount.
Due to Affiliates
The following table details the amounts due to affiliates as of March 31, 2026 and December 31, 2025 ($ in thousands):

	March 31, 2026	December 31, 2025
Accrued stockholder servicing fee	$12,279	$12,937
Advanced organization and offering costs	3,615	4,295
Stock repurchase payable to the Adviser for management fees	3,263	3,271
Other(1)	3,555	3,221
Accrued management fee	1,094	1,088
Accrued affiliate service provider expenses	1,853	1,831
OP units distributions payable	100	193
Total	$25,759	$26,836

(1)	Represents costs advanced by the Adviser and the Sub-Adviser on behalf of the Company for general corporate expenses provided by unaffiliated third parties.
11. Derivatives
The Company uses derivative financial instruments to minimize the risks and/or costs associated with the Company’s investments and financing transactions. The Company has not designated any of its derivative financial instruments as hedges as defined under GAAP. Although not designated as hedging instruments under GAAP, the Company’s derivatives are not speculative and are used to manage the Company’s exposure to interest rate movements, fluctuations in foreign exchange rates, and other identified risks.
The use of derivative financial instruments involves certain risks, including the risk that the counterparties to these contractual arrangements do not perform as agreed. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.
Interest Rate Contracts
Certain of the Company’s transactions expose the Company to interest rate risks, which include exposure to variable interest rates on certain loans secured by the Company’s real estate. Additionally, the Company is exposed to interest rate risk on certain of its investments in real estate-related securities that interest income will increase or decrease depending on interest rate movements. The Company uses derivative financial instruments, which includes interest rate caps and swaps, and may also include options, floors, and other interest rate derivative contracts, to limit the Company’s exposure to the future variability of interest rates.
The following tables detail the Company’s outstanding interest rate derivatives that were non-designated hedges of interest rate risk ($ in thousands):

	March 31, 2026
Interest Rate Derivatives	Number of Instruments	Notional Amount	Weighted Average Strike Price	Index	Weighted Average Maturity (Years)
Interest rate caps - property debt	6	$618,111	4.85%	SOFR	0.7
Interest rate swaps - property debt	2	184,000	3.56%	SOFR	2.5
Total	8	$802,111	4.56%		1.1

	December 31, 2025
Interest Rate Derivatives	Number of Instruments	Notional Amount	Weighted Average Strike Price	Index	Weighted Average Maturity (Years)
Interest rate caps - property debt	6	$618,111	5.20%	SOFR	0.4
Interest rate swaps - property debt	1	100,000	3.70%	SOFR	0.7
Total	7	$718,111	4.99%		0.5
Foreign Currency Forward Contracts
Certain of the Company’s international investments, within Investments in real estate-related securities, net and Investments in unconsolidated entities on the Company’s Consolidated Balance Sheets, expose it to fluctuations in foreign currency exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of its functional currency.
The Company uses foreign currency forward contracts to protect the value or fix the amount of certain investments or cash flows.
The following tables detail the Company’s outstanding foreign currency forward contracts that were non-designated hedges of foreign currency risk (£ in thousands):

	March 31, 2026
Foreign Currency Forward Contracts	Number of Instruments	Notional Amount
Cross currency swap - investments in unconsolidated entities	1	£63,400
Cross currency swap - investments in real estate-related securities, net	1	£24,250
Foreign currency forward contract - investments in real estate-related securities, net	1	£1,383

	December 31, 2025
Foreign Currency Forward Contracts	Number of Instruments	Notional Amount
Cross currency swap - investments in unconsolidated entities	1	£63,400
Cross currency swap - investments in real estate-related securities, net	1	£29,250
Foreign currency forward contract - investments in real estate-related securities, net	1	£1,383
Valuation and Financial Statement Impact
The following table details the fair value of the Company’s derivative financial instruments ($ in thousands):

		Fair Value of Derivatives in an Asset Position		Fair Value of Derivatives in a Liability Position
Type of Derivative	Financial Statement Line	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
Interest rate derivatives	Other assets/accounts payable, accrued expenses and other liabilities	$1,217	$549	$20	$134
Cross currency swap - investment in unconsolidated entities	Other assets/accounts payable, accrued expenses and other liabilities	393	—	—	1,336
Cross currency swaps - real estate related loans and securities, net	Other assets/accounts payable, accrued expenses and other liabilities	1,536	1,004	731	872
Foreign currency forward contract	Investments in real estate-related loans and securities, net	29	—	—	3
Total		$3,175	$1,553	$751	$2,345

The following table details the effect of the Company’s derivative financial instruments in the Company’s Consolidated
Statements of Operations ($ in thousands):

		For the Three Months Ended March 31,
Type of Derivative	Financial Statement Line (1)	2026	2025
Interest rate caps - property debt	Other income, net	$60	$32
Interest rate swaps - property debt	Other income, net	783	(423)
Interest rate swaps - investments in real estate-related securities	Income from real estate-related loans and securities	—	85
Foreign currency forward contracts	Income from real estate-related loans and securities	36	—
Cross currency swaps - investments in unconsolidated entities	Gain from unconsolidated entities	1,681	(2,538)
Cross currency swaps - real estate related loans and securities, net	Income from real estate-related loans and securities	930	—
Total		$3,490	$(2,844)

(1)	Activity is reported as net realized/unrealized gain (loss).
12. Stockholders’ Equity and Redeemable Non-controlling Interests
Authorized Capital
The Company is authorized to issue preferred stock and six classes of common stock, consisting of Class S shares, Class I shares, Class T shares, Class D shares, Class C shares and Class E shares. The Company’s board of directors has the ability to establish the preferences and rights of each class or series of preferred stock, without stockholder approval, and as such, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock. The differences among the common share classes relate to upfront selling commissions, dealer manager fees, ongoing stockholder servicing fees, management fees and performance fees. Refer to Note 2 — “Summary of Significant
Accounting Policies” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for
the year ended December 31, 2025, for a further description of such items. Other than the differences in upfront selling commissions, dealer manager fees, ongoing stockholder servicing fees, management fees and performance fees, each class of common stock is subject to the same economic and voting rights.

Classification	No. of Authorized Shares (in thousands)	Par Value Per Share
Preferred stock	50,000	$0.01
Class S common stock	225,000	$0.01
Class I common stock	250,000	$0.01
Class D common stock	100,000	$0.01
Class T common stock	225,000	$0.01
Class C common stock	100,000	$0.00
Class E common stock	100,000	$0.00
	1,050,000

Common Stock
The following table details the movement in the Company’s outstanding shares of common stock for the three months ended
March 31, 2026 (in thousands):

	Three Months Ended March 31, 2026
	Class S	Class I	Class D	Class T	Class C	Class E	Total
December 31, 2025	24,982	57,394	98	20	6,156	3,948	92,598
Common stock issued(1)	442	425	1	—	25	—	893
Distribution reinvestment	194	546	—	1	—	69	810
Common stock repurchased	(1,735)	(1,276)	(4)	—	(420)	(10)	(3,445)
March 31, 2026	23,883	57,089	95	21	5,761	4,007	90,856

(1)	Includes conversions between share classes.

Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code.
Each class of common stock receives the same gross distribution per share. The net distribution varies for each class based on the applicable stockholder servicing fees, management fees and performance fees, which are deducted from the monthly distribution per share. Prior to January 2022, the management fees and performance fees were not deducted from the monthly distribution per share.
The following table details the aggregate net distributions declared for each applicable class of common stock for the three months ended March 31, 2026:

	Three Months Ended March 31, 2026
	Class S	Class I	Class D	Class T	Class C	Class E
Aggregate gross distributions declared per share of common stock	$0.2159	$0.2159	$0.2159	$0.2159	$0.2159	$0.2159
Stockholder servicing fee per share of common stock	(0.0215)	—	(0.0064)	(0.0218)	—	—
Management fee per share of common stock	(0.0362)	(0.0365)	(0.0368)	(0.0368)	(0.0355)	—
Net distributions declared per share of common stock	$0.1582	$0.1794	$0.1727	$0.1573	$0.1804	$0.2159
Distribution Reinvestment Plan
The Company has adopted a distribution reinvestment plan whereby stockholders will have their cash distributions attributable to the shares they own automatically reinvested in additional shares of common stock; provided, however, that clients of certain participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan and stockholders that are residents of certain states that do not permit automatic enrollment in the distribution reinvestment plan will automatically receive their distributions in cash unless they elect to participate in the distribution reinvestment plan. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the offering price before upfront selling commissions and dealer manager fees (the “transaction price”) at the time the distribution is payable, which will generally be equal to the Company’s prior month’s NAV per share for that share class. Stockholders will not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to shares of the Company’s Class T shares, Class S shares and Class D shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued pursuant to the distribution reinvestment plan. During the three months ended March 31,
2026 and 2025, $8.4 million and $3.4 million of distributions were reinvested for 809,582 and 315,093 shares of common stock, respectively.
Non-controlling Interests Attributable to Preferred Shareholders
Certain subsidiaries of the Company have elected to be treated as REITs for U.S. federal income tax purposes. These subsidiaries have issued preferred non-voting shares to be held by investors to ensure compliance with the Code requirement that REITs have at least 100 shareholders. The preferred shares have a price of $1,000 and an annual dividend payable ranging between 12.0% and 12.5%. As of March 31, 2026, there were $625,000 of preferred non-voting shares outstanding.

Non-controlling Interests Attributable to Operating Partnership Unitholders
On November 13, 2025, the Operating Partnership issued $16.3 million of Class I-1 units to third-party limited partners as consideration for the acquisition of real estate. Each limited partner has the right, subject to certain restrictions, to request that the Operating Partnership redeem all or a portion of their units for cash, shares of the Company’s common stock, or a combination of both. The Operating Partnership's general partner, a wholly-owned subsidiary of the Company, in its sole discretion, can decide to redeem all, a portion, or none of the limited partner’s redemption request, and can do so in cash or shares. Because the limited partners do not have the ability to force the Operating Partnership to redeem their units, the
Company has classified their interests in the Operating Partnership as Non-controlling interests attributable to OP unitholders on the Company’s Consolidated Balance Sheets.
Redeemable Non-controlling Interests
The Brookfield Investor holds Class E units, and previously Class I-1 units, of the Operating Partnership in connection with its contribution of certain properties to the Operating Partnership on November 2, 2021 and subsequent cash contributions to the
Operating Partnership pursuant to the Brookfield Subscription Agreement. Because the Brookfield Investor has the ability to redeem its Operating Partnership units for shares of common stock or cash, subject to certain restrictions, the Company has classified the units held by the Brookfield Investor as Redeemable non-controlling interest in mezzanine equity on the
Company’s Consolidated Balance Sheets. The Redeemable non-controlling interest is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such units at the end of each measurement period.
The following table summarizes the Redeemable non-controlling interest activity for the three months ended March 31, 2026 and
2025 ($ in thousands):

	Three Months Ended March 31,
	2026	2025
Balance at beginning of the period	$960	$302,743
Distributions	(19)	(5,069)
Distributions reinvested	20	5,045
GAAP net (loss) income allocation	(3)	810
Fair value allocation	22	(7,455)
Ending balance	$980	$296,074
Share Repurchase Plan
The Company has adopted a share repurchase plan, whereby, subject to certain limitations, stockholders may request on a monthly basis that the Company repurchase all or any portion of their shares. Should repurchase requests, in the Company’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the
Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing its shares is in the best interests of the Company as a whole, then the Company may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may modify and suspend the Company’s share repurchase plan if it deems such action to be in the
Company’s best interest and the best interest of its stockholders.
In addition, the total amount of shares that the Company will repurchase is limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of its aggregate
NAV attributable to its stockholders as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of the Company’s aggregate NAV attributable to its stockholders as of the last day of the previous calendar quarter. The Company measures the repurchase limitations based on net repurchases during a month or quarter. The term “net repurchases” means, during the applicable period, the excess capital outflows over capital inflows. The term “capital outflows” means share repurchases under the Company’s share repurchase plan in a given period. The term
“capital inflows” means proceeds from share subscriptions received in a given period that are accepted as of the first calendar day of the next month, plus purchases pursuant to the Company’s distribution reinvestment plan. For any given calendar quarter, the maximum amount of repurchases during that quarter will be equal to (1) 5% of the aggregate NAV attributable to the Company’s stockholders as of the last calendar day of the previous calendar quarter, plus (2) capital inflows during such calendar quarter. The same would apply for a given month, except that repurchases in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis.

With respect to future periods, the Company’s board of directors may choose whether the limitations will be applied to “gross repurchases” rather than to net repurchases. If repurchases for a given month or quarter are measured on a gross basis rather than on a net basis, the repurchase limitations would limit the amount of shares repurchased in a given month or quarter without regard to any capital inflows for that month or quarter. In order for the Company’s board of directors to change the application of the limitations from net repurchases to gross repurchases or vice versa, the Company will provide notice to stockholders in a prospectus supplement or special or periodic report filed by the Company, as well as in a press release or on the Company’s website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure repurchases on a gross basis or net basis will only be made for an entire quarter, and not particular months within a quarter.
The monthly and quarterly repurchase limits exclude shares repurchased from the Adviser that were issued as payment of management or performance fees. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis.
All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
Shares are repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year are repurchased at 98% of the transaction price.
During the three months ended March 31, 2026 and 2025, the Company repurchased 3,131,304 and 3,087,756 shares of common stock representing a total of $32.1 million and $33.2 million, respectively, under its share repurchase plan.
The Company satisfied all repurchase requests during the three months ended March 31, 2026 and 2025.
13. Commitments and Contingencies
From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business.
As of March 31, 2026, the Company was not subject to any material litigation nor was the Company aware of any material litigation threatened against it.
The Company may, from time to time, enter into payment guarantees related to mortgage loans at its investments in unconsolidated entities. As of March 31, 2026, the Company has a payment guarantee of $1.6 million.
The Company has an unfunded capital commitment obligation related to its limited partnership interests in the U.S. Diversified
Logistics Portfolio I and the U.S. Diversified Logistics Portfolio II. As of March 31, 2026, the Company’s future capital funding requirement is estimated to be approximately $7.2 million.
14. Leases
The Company’s rental revenue primarily consists of rent earned from operating leases at the Company’s multifamily, student housing, office, logistics, and net lease properties. Leases at the Company’s office, logistics, and net lease properties generally include a fixed base rent and certain leases also contain a variable component. The variable component of the Company’s operating leases at its office, logistics, and net lease properties primarily consist of the reimbursement of operating expenses such as real estate taxes, insurance, and common area maintenance costs. Rental revenue earned from leases at the Company’s rental housing properties primarily consist of a fixed base rent and certain leases contain a variable component that allows for the pass-through of certain operating expenses such as utilities.
The following table details the components of operating lease income from leases in which the Company is the lessor for the periods set forth below ($ in thousands):

	Three Months Ended March 31,
	2026	2025
Fixed lease payments	$30,940	$30,647
Variable lease payments	2,312	2,308
Total rental revenues	$33,252	$32,955

The following table details the undiscounted future minimum rents the Company expects to receive for its office, logistics, and net lease, properties as of March 31, 2026. The table below excludes the Company’s multifamily, student housing and single-
family rental properties as substantially all leases are shorter term in nature ($ in thousands):

Year	Future Minimum Rents
2026 (remaining)	$27,686
2027	36,579
2028	36,221
2029	34,551
2030	33,569
2031	31,825
Thereafter	132,932
Total	$333,363
15. Segment Reporting
As of March 31, 2026, the Company operates in six reportable segments: multifamily/student housing, office, logistics, single-
family rental, net lease and real estate-related loans and securities. Student housing has been combined with multifamily as the student housing investment does not meet materiality thresholds for a separate reportable segment. The Company continually evaluates the financial information used by the Company’s Chief Executive Officer, who is the chief operating decision maker
(“CODM”) in deciding how to allocate resources and in assessing performance. The CODM receives periodic reporting summarizing the Company’s portfolio of investments and related performance. These reports include information on the
Company’s allocation of assets by sector and investment type. The sectors identified in these reports are: multifamily/student housing, office, logistics, single-family rental, net lease and real estate-related loans and securities. The CODM uses segment net operating income (“Segment NOI”) as the primary financial measure when reviewing the portfolio performance. Segment
NOI is defined by the Company as total property revenue less direct property expenses plus income from real estate-related loans and securities adjusted for any losses from real estate-related loans and securities. Segment NOI is a non-GAAP measure, and is reconciled to the GAAP measure Net loss below.
Effective March 31, 2025, the Company allocated Gain from unconsolidated entities by segment as a component of Segment
NOI. The Company’s unconsolidated entities own real estate properties that operate in the Company’s reportable segments, and the CODM evaluates the performance of the underlying properties by segment in aggregate with the Company’s consolidated investments. Prior periods have been recast to reflect this change.
The Company allocates resources and evaluates results based on the performance of each segment individually. The Company believes that Segment NOI is the key performance metric that captures the unique operating characteristics of each segment.
The following table sets forth total assets by segment ($ in thousands):

	March 31, 2026	December 31, 2025
Multifamily/Student Housing	$978,056	$984,316
Office	34,382	34,997
Logistics	341,665	176,507
Single-Family Rental	210,317	211,813
Net Lease	411,198	411,962
Real estate-related loans and securities	98,519	101,053
Total assets for reportable segments	2,074,137	1,920,648
Other (Corporate)	30,038	109,889
Total assets	$2,104,175	$2,030,537

The following table sets forth the financial results by segment for the three months ended March 31, 2026 ($ in thousands):

	Multifamily/ Student Housing	Office	Logistics	Single- Family Rental	Net Lease	Real estate- related loans and securities	Total
Revenues:
Rental revenues	$20,082	$1,452	$2,401	$4,273	$5,044	$—	$33,252
Other revenues	2,802	—	—	208	12	—	3,022
Total revenues	22,884	1,452	2,401	4,481	5,056	—	36,274

Expenses:
Rental property operating	10,016	751	618	2,334	801	—	14,520
Total expenses	10,016	751	618	2,334	801	—	14,520
Income from real estate-related loans and securities	—	—	—	—	—	2,365	2,365
Gain from unconsolidated entities	—	—	3,948	—	2,736	—	6,684
Segment net operating income	$12,868	$701	$5,731	$2,147	$6,991	$2,365	$30,803

Other income, net							$1,516
Depreciation and amortization							(14,062)
General and administrative expenses							(2,095)
Management fee							(3,294)
Interest expense							(14,008)
Net loss							$(1,140)
Net income attributable to non-controlling interests in third party joint ventures							$(1,399)
Net loss attributable to redeemable non-controlling interests							3
Net loss attributable to non-controlling interest in the Operating Partnership							42
Net loss attributable to stockholders							$(2,494)
The following table sets forth the financial results by segment for the three months ended March 31, 2025 ($ in thousands):

	Multifamily/ Student Housing	Office	Logistics	Single- Family Rental	Net Lease	Real estate- related loans and securities	Total
Revenues:
Rental revenues	$20,803	$1,456	$1,970	$3,526	$5,200	$—	$32,955
Other revenues	2,379	2	3	170	11	—	2,565
Total revenues	23,182	1,458	1,973	3,696	5,211	—	35,520

Expenses:
Rental property operating	9,295	790	536	1,891	1,109	—	13,621
Total expenses	9,295	790	536	1,891	1,109	—	13,621
Income from real estate-related loans and securities	—	—	—	—	—	4,089	4,089
Gain from unconsolidated entities	—	—	7,762	—	1,356	—	9,118
Segment net operating income	$13,887	$668	$9,199	$1,805	$5,458	$4,089	$35,106

Other income, net							$220
Depreciation and amortization							(13,135)
General and administrative expenses							(1,544)
Management fee							(3,191)
Interest expense							(14,525)
Net income							$2,931
Net income attributable to non-controlling interests in third party joint ventures							$(120)
Net income attributable to redeemable non- controlling interests							(810)
Net income attributable to stockholders							$2,001

16. Subsequent Events
On May 12, 2026, the Company acquired a fully leased 120,000-square-foot powered shell data center in Sunnyvale, California for $90 million.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
References herein to the “Company,” “Brookfield REIT,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust
Inc. and its subsidiaries unless the context specifically requires otherwise.
The following discussion should be read in conjunction with the unaudited financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. Terms used and not defined herein have the meanings set forth elsewhere in this Quarterly Report on Form 10-Q.
Forward-Looking Statements
Statements contained in this Quarterly Report on Form 10-Q that are not historical facts, particularly those in the section entitled “Recent Developments – Business Outlook” and “Liquidity and Capital Resources”, are based on our current expectations, estimates, projections, opinions, and/or beliefs. Such statements are not facts and involve known and unknown risks, uncertainties, and other factors. Investors should not rely on these statements as if they were fact. Certain information contained in this Quarterly Report on Form 10-Q constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,”
“intend,” “continue,” “forecast,” or “believe” or the negatives thereof or other variations thereon or other comparable terminology. Due to various risks and uncertainties, including those described under Item 1A. Risk Factors in our Annual
Report on Form 10-K for the year ended December 31, 2025 and under Part II, Item 1A. Risk Factors in this Quarterly Report on Form 10-Q and elsewhere in this Quarterly Report on Form 10-Q, actual events or results or our actual performance may differ materially from those reflected or contemplated in such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. We do not undertake to revise or update any forward-looking statements.
Overview
We are a Maryland corporation formed on July 27, 2017 to invest in commercial real estate assets. We seek to invest in well-
located, high-quality real estate properties that generate strong current cash flow and could further appreciate in value through our proactive, best-in-class asset management strategies. Our real estate-related debt strategy seeks to achieve high current income and superior risk-adjusted returns, as well as provide a source of liquidity.
We are externally managed by Brookfield REIT Adviser LLC (the “Adviser”), an affiliate of Brookfield Asset Management
Ltd. (together with its affiliates, “Brookfield”). We are structured as an umbrella partnership real estate investment trust
(“UPREIT”), which means that we own substantially all of our assets through our operating partnership, Brookfield REIT
Operating Partnership L.P. (the “Operating Partnership”), a Delaware limited partnership, of which our wholly owned subsidiary is the sole general partner.
We are conducting a continuous public offering (the “Public Offering”) of Class S, Class I, Class D and Class T shares of our common stock pursuant to the Securities Act of 1933, as amended (the “Securities Act”). On April 30, 2018, we launched our initial public offering of up to $2.0 billion in shares of our common stock. On November 2, 2021, our initial public offering terminated, and we commenced our second public offering of up to $7.5 billion in shares of our common stock. On July 2,
2025, the second public offering terminated and we commenced our third public offering of up to $7.5 billion in shares of our common stock.
In addition to the Public Offering, we are conducting private offerings of Class I and Class C shares to feeder vehicles that offer interests in such vehicles to non-U.S. persons. The offer and sale of Class I and Class C shares to the feeder vehicles is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S promulgated thereunder. We are also offering Class E shares to Brookfield and its affiliates, certain of Brookfield’s and Oaktree’s employees, and our independent directors in one or more private offerings. The offer and sale of Class E shares is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation D promulgated thereunder.
On January 1, 2025, we sold in a private offering exempt from the registration provisions of the Securities Act by virtue of
Section 4(a)(2) unregistered shares of Class I common stock to an institutional investor in exchange for a $200 million subscription. The issuance was made at the same transaction price as Class I shares sold through the Public Offering as of
January 1, 2025, with fees consistent with existing Class I stockholders. Brookfield entered into a separate agreement with the investor pursuant to which Brookfield will support a specified total annual return on the investor’s investment in our Class I shares in the form of periodic cash payments, subject to certain limits. In exchange, the investor has agreed not to request the repurchase of its shares, subject to limited exceptions, for a period of five years from the issuance date, at which point the investor may request that we repurchase its shares through our share repurchase plan ratably over a two-year period.

As of May 12, 2026, we have received cumulative net proceeds of $1.2 billion, including proceeds received pursuant to our distribution reinvestment plan, from the sale of shares of our common stock in our Public Offering and our private offerings.
We qualified as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2019, and we generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.
As of March 31, 2026, we owned 20 investments in real estate, 24 investments in real estate-related securities, three investments in real estate-related loans, two forward currency swaps related to investments in real estate-related loans and securities, four investments in unconsolidated real estate ventures and one forward currency swap related to investments in unconsolidated real estate ventures. We currently operate in six reportable segments: multifamily/student housing, office, logistics, single-family rental, net lease and real estate-related loans and securities. We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from owning properties or real estate-related loans.
DST Program
On October 1, 2024, we initiated, through the Operating Partnership, a program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $1.0 billion of beneficial interests (“DST Interests”) in specific Delaware statutory trusts (“DSTs”) holding one or more real properties (each, a “DST Property” and, collectively, the “DST Properties”). These
DST Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the
SEC under the Securities Act, in one or more offerings (the “DST Offerings”). Under the DST Program, each DST Property will be sourced from our real properties or from third parties, which will be held in a DST and subsequently leased by one of our wholly owned subsidiaries in accordance with a certain master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will hold a fair market value option (the “FMV Option”), giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST from the investors in exchange for Operating Partnership units or cash, at the Operating Partnership’s discretion. Such FMV Option shall be exercisable during a one-year option period, beginning two years following the sale of the last DST Interest in any such DST Offering. The Operating Partnership, in its sole and absolute discretion, may assign its rights in the FMV Option to a subsidiary, an affiliate, a successor entity to the Operating
Partnership or the acquirer of a majority of the Operating Partnership’s assets. After a one-year holding period, investors who acquire Operating Partnership units pursuant to the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their Operating Partnership units for, at our sole discretion, shares of our common stock, cash, or a combination of both.
We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking like-kind replacement properties to complete tax-deferred exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the
“Code”). Affiliates of the Adviser have provided and may continue to provide mortgage financing with respect to certain DST
Properties and are expected to receive fees in connection with the sale of the DST Interests and the management of the DSTs.
We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose. As of March 31, 2026, we have raised approximately $146.2 million of aggregate gross proceeds from our DST Program.
Recent Developments
Business Outlook
Real estate fundamentals remain strong in most sectors, with vacancy rates at or below historical norms amidst steady tenant demand. Property valuations have largely stabilized and started to reflect the broader real estate recovery, anchored by increased transaction activity and availability of capital. Recent uncertainty regarding global geopolitical conflicts and U.S.
trade policy has contributed to increased volatility in public markets. While the potential impact on real estate is still uncertain, high-quality properties with strong operating cash flows and stable occupancy should remain resilient through a period of instability. Additionally, new construction starts have declined sharply in recent years due to higher development costs, which should lead to tightening fundamentals and further tailwinds for private real estate.
With this backdrop, we believe the current environment should present attractive investment opportunities to capture the impending real estate recovery. During the quarter, we acquired 34 Market Street, a fully-leased, Class-A logistics property in the Boston submarket for $156 million. We continue to see an active acquisition pipeline for high-quality real estate properties at attractive pricing and are well-positioned for further acquisition activity with $465.2 million of liquidity as of March 31,
2026.

Please refer to Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2025, and elsewhere in this Quarterly Report on Form 10-Q for additional disclosure relating to material trends or uncertainties that may impact our business.
Q1 2026 Highlights
Operating and Capital Raising Results:
•Year-to-date total returns through March 31, 2026, excluding upfront selling commissions, were 1.44% for Class S shares, 1.65% for Class I shares, 1.59% for Class D shares and 1.52% for Class T shares. Positive performance for the quarter was attributable to the net operating income generated by our highly-leased portfolio of investments, as well as property valuation gains in certain sectors, namely net lease and logistics. Total return is calculated as the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any net distributions per share declared in the period. Management believes total return is a useful measure of the overall performance of our shares.
•Annualized total returns from inception through March 31, 2026, excluding upfront selling commissions, were 5.27%
for Class S shares, 6.29% for Class I shares, -1.13% for Class D shares and 1.64% for Class T shares. Since inception returns for Class D shares are calculated from June 1, 2022, the date the first Class D shares were issued. Since inception returns for Class T shares are calculated from February 1, 2025, the date the first Class T shares were issued.
•Raised $5.9 million of gross proceeds from the sale of our common stock through public and private offerings during the three months ended March 31, 2026. Additionally, we raised $28.6 million through our DST Program during the quarter.
•Declared monthly net distributions totaling $16.2 million during the three months ended March 31, 2026. As of
March 31, 2026, the annualized net distribution rate was 6.14% for Class S shares, 6.92% for Class I shares, 6.59% for
Class D shares and 5.99% for Class T shares.
•Reinvested distributions of $8.4 million during the three months ended March 31, 2026.
Investing and Financing Activity:
•In March 2026, we acquired 34 Market Street, a 222,000-square-foot Class A warehouse and distribution facility in
Everett, Massachusetts, less than five miles from downtown Boston, for approximately $156 million. The asset is fully triple-net leased to an investment-grade tenant, with 12 years of remaining lease term and contractual annual rent increases.
Current Portfolio:
•As of March 31, 2026, our investment portfolio, based on the NAV of our investments, consisted of 90% real estate properties and 10% real estate-related loans and securities. NAV is measured as the fair value of our investments less any mortgages or debt obligations related to such investments. There is no indebtedness on our real estate-related debt investments.
•Our real estate properties as of March 31, 2026, based on the total asset value of our properties measured at fair value, consisted of multifamily (44%), net lease (20%), logistics (20%), single-family rental (9%), student housing (5%) and office (2%).
•As of March 31, 2026, our real estate-related loans and securities consisted of 27 investments with an aggregate fair value of $99.4 million.

Portfolio
Investments in Real Estate
The following table provides information regarding our portfolio of real estate properties as of March 31, 2026 ($ in millions):

Investment(1)	Location	Property Type	Acquisition Date	Ownership Percentage(2)	Purchase Price(3)	Square Feet/ Number of Units	Occupancy Rate(4)
Anzio Apartments	Atlanta, GA	Multifamily	April 2019	90%	$59.2	448	93%
Arbors of Las Colinas	Dallas, TX	Multifamily	December 2020	90%	63.5	408	95%
1110 Key Federal Hill	Baltimore, MD	Multifamily	September 2021	100%	73.6	224	87%
Domain	Orlando, FL	Multifamily	November 2021	100%	74.1	324	94%
The Burnham	Nashville, TN	Multifamily	November 2021	100%	129.0	328	95%
Flats on Front	Wilmington, NC	Multifamily	December 2021	100%	97.5	273	95%
Verso	Beaverton, OR	Multifamily	December 2021	100%	74.0	172	96%
2626 South Side Flats	Pittsburgh, PA	Multifamily	January 2022	100%	90.0	264	95%
The Parker at Huntington Metro(5)	Alexandria, VA	Multifamily	March 2022	100%	136.0	360	95%
Briggs + Union(5)	Mount Laurel, NJ	Multifamily	April 2022	100%	158.0	490	97%
Single-Family Rentals	Various	Single-Family Rental	Various	100%	210.7	787	92%
Reflection	Atlanta, GA	Student Housing	June 2024	97%	116.0	741	85%
Principal Place(6)	London, UK	Net Lease	November 2021	20%	99.8	644,000	100%
DreamWorks Animation Studios	Glendale, CA	Net Lease	December 2021	100%	326.5	497,000	100%
Lakes at West Covina	Los Angeles, CA	Office	February 2020	95%	41.0	177,000	93%
6123-6227 Monroe Ct	Morton Grove, IL	Logistics	November 2021	100%	17.2	208,000	100%
8400 Westphalia Road	Upper Marlboro, MD	Logistics	November 2021	100%	27.0	100,000	100%
McLane Distribution Center	Lakeland, FL	Logistics	November 2021	100%	26.7	211,000	100%
2003 Beaver Road	Landover, MD	Logistics	February 2022	100%	9.4	38,000	100%
187 Bartram Parkway	Franklin, IN	Logistics	February 2022	100%	28.8	300,000	100%
U.S. Diversified Logistics Portfolio I(7)	Various	Logistics	February 2025	19%	41.5	9,384,444	90%
U.S. Diversified Logistics Portfolio II(7)	Various	Logistics	June 2025	19%	14.4	1,926,759	94%
34 Market Street	Everett, MA	Logistics	March 2026	100%	155.4	221,856	100%
Total					$2,069.3

(1)
Investments in real estate properties includes our consolidated property investments and our unconsolidated investments in Principal
Place, U.S. Diversified Logistics Portfolio I and U.S. Diversified Logistics Portfolio II.

(2)
The joint venture agreements entered into by us (other than the Principal Place joint venture) provide the other partner a profits interest based on achieving certain internal rate of return hurdles. Such investments are consolidated by us and any profits interest due to the other partners is reported within non-controlling interests.

(3)	Excludes acquisition costs.
(4)
For multifamily and student housing investments, occupancy represents the percentage of all leased units divided by the total available units as of March 31, 2026. Single-family rentals occupancy represents all occupied homes divided by the total stabilized homes as of the date indicated. For office, net lease and logistics investments, occupancy represents the percentage of all leased square footage divided by the total available square footage as of March 31, 2026.

(5)
Held through our DST Program. The property has been consolidated on our Consolidated Balance Sheets and any profits interest due to the third-party investors in the DST Program are reported within non-controlling interests in consolidated joint ventures.

(6)	Purchase price represents our initial equity investment in the joint venture of £73.3 million GBP converted to USD using the spot rate on the acquisition date.
(7)
Held through a limited partnership interest in a Brookfield-managed fund that owns the investments. Purchase price represents the aggregate amount of capital funded to the limited partnership by us as of March 31, 2026.

Investments in Real Estate-Related Loans and Securities
The following table details our investments in real estate-related loans and securities as of March 31, 2026 ($ in thousands):

	March 31, 2026
Type of Loan/Security	Number of Positions	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis/ Allowance Adjustment (3)	Carrying Amount
Investments held at fair value
CMBS - floating	10	SOFR + 3.48%	March 2028	$36,265	$33,485	$34,977
CMBS - fixed	4	4.56%	November 2026	23,413	20,650	5,140
RMBS - fixed	10	4.69%	June 2029	22,193	21,828	21,894
Cross currency forward contracts	1	N/A	April 2026	—	—	29
Total investments held at fair value	25	5.75%	February 2028	$81,871	$75,963	$62,040

Investments held at amortized cost
Real estate-related loans - fixed	3	9.92%	May 2028	41,050	(4,571)	36,479
Total investments held at amortized cost	3	9.92%	May 2028	$41,050	$(4,571)	$36,479

Total investments in real estate-related loans and securities	28	7.14%	March 2028	$122,921	$71,392	$98,519

(1)	As of March 31, 2026 SOFR was equal to 3.68%.
(2)	Weighted average maturity date is based on the fully extended maturity date of the instruments.
(3)	Adjustments include the cumulative provision for current expected credit losses, unamortized fee income, and a foreign currency translation adjustment attributable to real estate-related loans.

Lease Expirations
The following table details the expiring leases at our consolidated office, logistics, and net lease properties by annualized base rent and square footage as of March 31, 2026 ($ and square feet data in thousands). The table below excludes our multifamily, student housing and single-family rental properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2026 (remaining)	7	$1,431	4%	42	1%
2027	6	785	2%	46	2%
2028	10	1,678	4%	76	3%
2029	11	2,210	6%	182	6%
2030	12	1,970	5%	120	4%
2031	7	1,101	3%	56	2%
2032	1	1,390	4%	211	8%
2033	2	112	—%	3	—%
2034	1	1,467	4%	300	11%
2035	1	15,514	28%	460	24%
Thereafter	1	9,557	40%	222	39%
Total	59	$37,215	100%	1,718	100%

(1)
Annualized base rent is determined from the annualized base rent per leased square foot of the applicable year and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization.

Results of Operations
The following table sets forth information regarding our consolidated results of operations ($ in thousands):

	Three Months Ended March 31,		Change
	2026	2025	$
Revenues
Rental revenues	$33,252	$32,955	$297
Other revenues	3,022	2,565	457
Total Revenues	36,274	35,520	754
Expenses
Rental property operating	14,520	13,621	899
General and administrative	2,095	1,544	551
Management fee	3,294	3,191	103
Depreciation and amortization	14,062	13,135	927
Total Expenses	33,971	31,491	2,480
Other Income (Expense)
Income from real estate-related loans and securities	2,365	4,089	(1,724)
Interest expense	(14,008)	(14,525)	517
Gain from unconsolidated entities	6,684	9,118	(2,434)
Other income, net	1,516	220	1,296
Total Other Expense	(3,443)	(1,098)	(2,345)
Net (Loss) Income	$(1,140)	$2,931	$(4,071)
Net (income) attributable to non-controlling interests in consolidated joint ventures	(1,399)	(120)	(1,279)
Net loss (income) attributable to redeemable non-controlling interests	3	(810)	813
Net loss attributable to non-controlling interests in the Operating Partnership	42	—	42
Net (Loss) Income Attributable to Brookfield REIT Stockholders	$(2,494)	$2,001	$(4,495)
Per common share data:	$(0.03)	$0.03	(0.06)
Net (loss) income per share of common stock - basic and diluted	92,658	69,510	23,148
Revenues
Revenues primarily consist of base rent arising from tenant leases at our multifamily, student housing, single-family rental, net lease, office and logistics properties. During the three months ended March 31, 2026, revenues increased $0.8 million to $36.3 million compared to the three months ended March 31, 2025. The increase was primarily due to incremental rental revenue generated from properties acquired during 2025 and 2026.
The components of revenue during these periods are as follows ($ in thousands):

	Three Months Ended March 31,		Change
	2026	2025	$
Rental revenue	$30,817	$30,601	$216
Tenant reimbursements	2,435	2,354	81
Ancillary income and fees	3,022	2,565	457
Total revenues	$36,274	$35,520	$754
Rental property operating expenses
Rental property operating expenses consist of the costs of ownership and operation of our real estate properties, including real estate taxes, repairs and maintenance expenses, utilities, property management fees, and insurance expenses. During the three months ended March 31, 2026, rental property operating expenses increased $0.9 million to $14.5 million compared to the three months ended March 31, 2025. The increase is primarily due to an increase in real estate taxes and insurance at our student housing and single-family rental properties, respectively, and additional operating expenses attributable to acquisition activity in 2025 and 2026, partially offset by a decrease in real estate taxes at our net lease properties.
General and administrative expenses
General and administrative expenses are corporate-level expenses that relate mainly to our compliance and administration costs, including legal fees, audit fees, professional tax fees, valuation fees, board of director fees and other professional fees. During the three months ended March 31, 2026, general and administrative expenses increased $0.6 million to $2.1 million compared to the three months ended March 31, 2025. The increase in general and administrative expenses was primarily driven by increases in legal fees related to increased transaction activity in the three months ended March 31, 2026.
Management fee
Management fees are earned by our Adviser for providing services pursuant to the advisory agreement among the Adviser, the
Operating Partnership and the Company (the “Advisory Agreement”). During the three months ended March 31, 2026, management fees increased $0.1 million to $3.3 million, compared to the three months ended March 31, 2025. Management fees are calculated based on our aggregate NAV of Class S, Class I, Class D, Class C and Class T shares (no management fees are paid on Class E shares) and aggregate DST Property consideration, and are paid monthly. The Operating Partnership pays the Adviser a management fee equal to 1.25% per annum of the Operating Partnership’s NAV of its Class T, Class T-1, Class S,
Class S-1, Class D, Class D-1, Class I, Class I-1 and Class C units held by unitholders other than the Company, payable monthly. The increase in management fees was due to higher aggregate DST Property consideration during the current the period.
Depreciation and amortization
During the three months ended March 31, 2026, depreciation and amortization expense increased $0.9 million to $14.1 million compared to the three months ended March 31, 2025. The increase was primarily attributable to a larger asset base resulting from acquisition activity, as well as the accelerated depreciation associated with the early termination of a lease at our office property.
Income from real estate-related loans and securities
During the three months ended March 31, 2026, income from real estate-related loans and securities decreased $1.7 million to
$2.4 million compared to the three months ended March 31, 2025. The decrease is primarily driven by lower interest income following the repayment of a real estate-related loan in October 2025, partially offset by interest income from a real estate-
related loan originated in September 2025. As of March 31, 2026, the weighted average coupon of our investments in real estate-related loans and securities was 7.14% compared to 9.67% as of March 31, 2025.
Interest expense
Interest expense is primarily related to interest incurred on our mortgage loans, credit agreement with a lender secured by certain of our properties (the “Secured Credit Facility”), a credit agreement with a lender secured by our single-family rental properties (the “SFR Secured Credit Facility”) and an uncommitted line of credit from an affiliate of Brookfield (the “Affiliate
Line of Credit”). For the three months ended March 31, 2026, interest expense was $14.0 million compared to $14.5 million for the three months ended March 31, 2025. The $0.5 million decrease is attributable to declining interest rates on our variable-rate debt, as well as the refinancing of certain mortgage loans at lower interest rates, partially offset by increases due to financings on new property acquisitions. As of March 31, 2026, our weighted average cost of leverage, including the impact of our interest rate derivatives, was 4.70%, compared to 5.07% as of March 31, 2025.
Gain from unconsolidated entities
Gain from unconsolidated entities consists of changes in the fair value of our investments in unconsolidated entities that are held at fair value, as well as realized and unrealized gains and losses on our foreign currency swap contracts related to our unconsolidated non-U.S. investment in Principal Place. During the three months ended March 31, 2026, gains from unconsolidated entities decreased by $2.4 million to $6.7 million, compared to the three months ended March 31, 2025. The decrease was primarily driven by a smaller unrealized gain on the fair value of the U.S. Diversified Logistics Portfolio I during the current period, partially offset by an increase in fair value of our unconsolidated interest in Principal Place.
Other income, net
Other income, net consists of realized and unrealized gains and losses on our interest rate derivatives and income from our trading securities. During the three months ended March 31, 2026, other income increased $1.3 million to $1.5 million compared to the three months ended March 31, 2025. The increase is due to unrealized gains on our interest rate derivatives.

Net loss (income) attributable to redeemable non-controlling interests and non-controlling interests in the Operating
Partnership
Net loss (income) attributable to redeemable non-controlling interests and non-controlling interests in the Operating Partnership was less than $0.1 million loss for the three months ended March 31, 2026 and $0.8 million for the three months ended
March 31, 2025. The income or loss allocable to redeemable non-controlling interests and non-controlling interests in the
Operating Partnership is related to interests held in the Operating Partnership by parties other than us. The change from the prior period was due to an decrease in redeemable non-controlling interests resulting from the repurchase of Operating
Partnership units from the Brookfield Investor in exchange for common shares during the year ended December 31, 2025.
Net (income) attributable to non-controlling interests in consolidated joint ventures
Net (income) attributable to non-controlling interests in consolidated joint ventures consists of income to the non-controlling interest holders in joint venture investments, including interests in our DST Programs. During the three months ended
March 31, 2026, net (income) attributable to non-controlling interests in consolidated joint ventures increased by $1.3 million to
$1.4 million, compared to the three months ended March 31, 2025. The increase was primarily driven by income attributable to investors in the DST Program.
Reimbursement by the Adviser
Pursuant to the Advisory Agreement, the Adviser will reimburse us for any expenses that cause our Total Operating Expenses
(as defined in our charter) in any four consecutive fiscal quarters to exceed the greater of: (i) 2% of our Average Invested
Assets or (ii) 25% of our Net Income (each as defined in our charter) (the “2%/25% Limitation”). For the four consecutive quarters ended March 31, 2026, our Total Operating Expenses did not exceed the 2%/25% Limitation.
Liquidity and Capital Resources
Our primary needs for liquidity are to fund investments, to make distributions to our stockholders, to repurchase shares of our common stock pursuant to our share repurchase plan, to pay our offering and operating expenses, to fund capital expenditures at our properties and to pay debt service on our outstanding indebtedness. We may also have future funding obligations related to loan commitments on our real-estate related loans and unfunded capital commitments related to our limited partnership interests. Our operating expenses include, among other things, fees and expenses related to managing our properties and other investments, the management and performance fees we pay to the Adviser (to the extent the Adviser elects to receive such fees in cash) and general corporate expenses.
We believe that our current liquidity position is sufficient to meet the operating needs of our business, with $465.2 million of liquidity as of March 31, 2026, consisting of $30.5 million of unrestricted cash and cash equivalents, $4.7 million of short-term
U.S. Treasury Bonds, $305.0 million of undrawn available capacity on our Secured Credit Facility and SFR Secured Credit
Facility, and $125.0 million of undrawn available capacity on our Affiliate Line of Credit. We may also generate additional liquidity through the sale of our real estate-related securities, which had an aggregate fair value of $62.0 million as of March 31,
2026.
Our portfolio remains conservatively leveraged at 51% as of March 31, 2026, and we can generate additional liquidity by incurring indebtedness secured by our investments. Our leverage ratio is calculated by dividing (i) the consolidated property-
level and entity-level debt, excluding any third-party interests in such debt, net of cash, loan-related restricted cash, and trading securities by (ii) the gross asset value of real estate equity investments (calculated using the greater of fair value and cost of gross real estate assets), excluding any third-party interests in such investments, plus our equity in real estate-related debt investments. Additionally, there is no indebtedness on our real estate-related debt investments.
Our cash needs for acquisitions and other investments will be funded primarily from the sale of shares of our common stock, proceeds from the DST Program, and through the assumption or incurrence of debt. During the three months ended March 31,
2026, we received $5.9 million of proceeds from the sale of shares of our common stock and $28.6 million from our DST
Program. In addition, during the three months ended March 31, 2026, we repurchased $32.1 million in shares of our common stock under our share repurchase plan. Since inception, we have satisfied 100% of repurchase requests.

The following table is a summary of our total indebtedness, net as of March 31, 2026 ($ in thousands):

Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(2)	Maximum Facility Size	Principal Balance Outstanding
Fixed rate loans:
Fixed rate mortgages	4.06%	October 2030	N/A	$500,420
Total fixed rate loans				500,420
Variable rate loans:
Variable rate mortgages (3)	SOFR+1.68%	November 2028	N/A	563,302
Secured Credit Facility(4)	SOFR+2.75%	May 2026	$250,000	—
SFR Secured Credit Facility(5)	SOFR+1.85%	April 2029	$185,000	129,973
Affiliate Line of Credit(6)	SOFR+2.25%	November 2026	$125,000	—
Total variable rate loans				693,275
Total indebtedness				1,193,695
Deferred financing costs, net				(7,502)
Total indebtedness, net				$1,186,193

(1)	As of March 31, 2026 and December 31, 2025, SOFR was 3.68% and 3.87%, respectively.
(2)	Includes the fully extended maturity date for loans with extension options that are at our discretion and we currently expect to be able to exercise.
(3)	Includes a $48.7 million mortgage which matures in December 2026 and a $279.3 million mortgage which matures in March 2027. Management intends to extend or refinance the mortgages prior to maturity.
(4)	The maturity date of the Secured Credit Facility (defined below) was extended to May 2027 pursuant to the exercise of the final extension option available under the agreement.
(5)	As of March 31, 2026, borrowings on the SFR Secured Credit Facility were secured by the single-family rental properties.
(6)
Borrowings under the Affiliate Line of Credit bear interest at a rate of the lowest then-current interest rate for any similar credit product offered by a third-party lender to us or our subsidiaries or, if not available, SOFR plus a 0.10% credit adjustment and a 2.25% margin.

Cash Flows
The following table provides a summary of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	Three Months Ended
	March 31, 2026	March 31, 2025
Cash flows provided by operating activities	$7,037	$8,612
Cash flows used in investing activities	(90,044)	(155,824)
Cash flows provided by financing activities	78,356	153,869
Net change in cash and cash equivalents and restricted cash	$(4,651)	$6,657
Cash flows provided by operating activities decreased $1.6 million during the three months ended March 31, 2026, compared to the corresponding period in 2025. The decrease is primarily due to $1.7 million decrease in income from real estate related loans and securities offset by $0.5 million decrease in interest expense.
Cash flows used in investing activities decreased $65.8 million for the three months ended March 31, 2026, compared to the corresponding period in 2025. The change is primarily due to a $120.6 million decrease in cash used to purchase or fund real estate-related loans and securities (net of proceeds from sales and principal repayments), a $101.3 million decrease in cash proceeds from the sale of trading securities (net of purchases of trading securities), offset by a $155.8 million increase in cash used for the acquisition of a new property.
Cash flows provided by financing activities decreased $75.5 million for the three months ended March 31, 2026, compared to the corresponding period in 2025. The decrease is primarily due to a $198.8 million decrease in proceeds from the issuance of common stock and a $1.5 million decrease in subscriptions received in advance, offset by a $13.3 million decrease in cash used for repurchases of common stock, a $14.1 million increase in contributions from non-controlling interests related to our DST
Program, and a $98.7 million increase in net cash from borrowings and repayments on indebtedness.

Net Asset Value
Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by the Adviser and our independent valuation advisor in connection with estimating the values of our assets and liabilities for purposes of our NAV calculation. The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities and will likely differ from the book value of our equity reflected in our financial statements. The purchase and repurchase price per share for each class of our common stock is the then-current transaction price, which generally equals our prior month’s NAV per share, as determined monthly, plus, for purchases only, applicable selling commissions and dealer manager fees.
For more information on the calculation of our NAV and the valuation method used, please refer to Item 5 of our Annual
Report on Form 10-K for the year ended December 31, 2025.
Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, Class D, Class C and Class
E shares of common stock, as well as partnership interests in the Operating Partnership held by parties other than us. The following table provides a breakdown of the major components of our NAV as of March 31, 2026 ($ and shares/units in thousands):

Components of NAV	March 31, 2026
Investments in real estate	$1,989,099
Investments in real estate-related loans and securities	99,405
Investments in unconsolidated entities(1)	173,345
Cash and cash equivalents	30,530
Restricted cash	11,264
Other assets	27,064
Debt obligations	(1,180,692)
Accrued stockholder servicing fees(2)	(196)
Management fee payable	(1,094)
Dividend payable	(5,500)
Subscriptions received in advance	(1,710)
Other liabilities	(44,812)
Non-controlling interests in joint ventures	(142,122)
Net asset value	$954,581
Number of shares/units outstanding	92,505

(1)
Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of March 31, 2026, our allocable share of the gross real estate asset value held by such entities was $416.6 million.

(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of March 31, 2026, we have accrued under GAAP approximately $12.3 million of stockholder servicing fees.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of March 31, 2026 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share/Unit	Class S Shares	Class I Shares	Class D Shares	Class T Shares	Class C Shares(1)	Class E Shares(1)	Third-party Class I-1 OP Units(2)	Third-party Class E OP Units(2)	Total
Net asset value	$244,910	$591,949	$992	$216	$57,893	$41,509	$16,133	$979	$954,581
Number of shares/units outstanding	23,883	57,089	95	21	5,761	4,007	1,556	93	92,505
NAV Per Share/Unit as of March 31, 2026	$10.2547	$10.3689	$10.4652	$10.4560	$10.0498	$10.3603	$10.3689	$10.3603

(1)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.
(2)	Includes units of the Operating Partnership held by parties other than us.
Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the
March 31, 2026 valuations, based on property types. Once we own more than one office investment, we will include the key assumptions for that property type.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily/Student Housing	7.3%	5.8%
Single-Family Rental	7.2%	5.4%
Net Lease	6.9%	5.4%
Logistics	9.3%	6.3%
These assumptions are determined by our independent valuation advisor and our independent third-party appraisal firms (other than international properties, which are determined by the Adviser and reviewed by our independent valuation advisor). A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Multifamily/ Student Housing Investment Values	Single-Family Rental Investment Values	Net Lease Investment Values	Logistics Investment Values
Discount Rate	0.25% Decrease	1.9%	1.1%	2.1%	1.9%
(weighted average)	0.25% Increase	(1.8)%	(1.1)%	(2.0)%	(1.8)%
Exit Capitalization Rate	0.25% Decrease	2.7%	3.7%	2.8%	2.6%
(weighted average)	0.25% Increase	(2.4)%	(3.3)%	(2.5)%	(2.5)%
The preceding tables do not include recently acquired properties, which are held at cost in accordance with our valuation guidelines.

The following table reconciles Stockholders’ Equity per our Consolidated Balance Sheets to our NAV ($ in thousands):

Reconciliation of Stockholders’ Equity to NAV	March 31, 2026
Stockholders’ equity under U.S. GAAP	$667,412
Redeemable non-controlling interests attributable to OP unitholders	980
Non-controlling interests attributable to OP unitholders	15,763
Total partners’ capital of Operating Partnership under GAAP	684,155
Adjustments:
Accrued stockholder servicing fee	12,279
Deferred rent	(7,955)
Advanced organizational and offering costs	3,615
Unrealized net real estate appreciation	(3,470)
Accumulated depreciation and amortization	265,957
NAV	$954,581
The following details the adjustments to reconcile stockholders’ equity under GAAP to our NAV:
•Accrued stockholder servicing fee represents the accrual for the full cost of the stockholder servicing fee for Class S,
Class D and Class T shares. Under GAAP, we accrued the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold such share. Refer to Note 2 — “Summary of
Significant Accounting Policies” to our consolidated financial statements for further details of the GAAP treatment regarding the stockholder servicing fee. For purposes of calculating NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis when such fee is paid.
•Deferred rent represents straight line rental revenue recorded under GAAP. For purposes of calculating NAV, deferred rental revenues are excluded.
•The Adviser and its affiliates advanced organization and offering expenses on our behalf (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through July 5, 2023, subject to the following reimbursement terms: (1) all such advanced expenses paid through July 5, 2022 are reimbursed ratably over the 60 months following July 6, 2022; and (2) all such advanced expenses paid from July 6, 2022 through July 5, 2023 are reimbursed ratably over the 60 months following July 6, 2023. Under GAAP, organization costs are expensed as incurred and offering costs are charged to equity as such amounts are incurred. For purposes of calculating NAV, such costs are recognized as a reduction to NAV as they are reimbursed to the Adviser.
•Our investments in real estate are presented at their depreciated historical cost basis in our GAAP Consolidated
Financial Statements. Certain of our investments in real estate-related loans are presented at their amortized cost basis in our GAAP Consolidated Financial Statements. Additionally, our mortgage loans, term loans, and credit facilities
(“Debt”) are presented at their carrying value in our GAAP Consolidated Financial Statements. As such, any changes in the fair market value of our investments in real estate, investments in real estate-related loans or Debt are not included in our GAAP results. For purposes of calculating NAV, our investments in real estate, investments in real estate-related loans, and our Debt are recorded at fair value and any changes in fair value are recognized as unrealized net real estate appreciation.
•We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP.
For the purposes of calculating NAV, such depreciation and amortization is excluded.

Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution
We believe funds from operations (“FFO”) is a meaningful non-GAAP supplemental measure of our operating results. Our
Consolidated Financial Statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate
Investment Trusts (“NAREIT”). FFO, as defined by NAREIT and presented below, is calculated as net income or loss
(computed in accordance with GAAP), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, plus (iii) real estate-related depreciation and amortization, and (iv) after adjustments for our share of consolidated and unconsolidated joint ventures.
We also believe that adjusted FFO (“AFFO”) is a meaningful non-GAAP supplemental measure of our operating results. AFFO further adjusts FFO in order for our operating results to reflect the specific characteristics of our business by adjusting for items we believe are not related to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i)
straight-line rental income, (ii) amortization of above- and below-market lease intangibles, (iii) amortization of mortgage premium/discount, (iv) organization costs, (v) amortization of restricted stock awards, (vi) unrealized gains and losses from real estate-related securities, derivatives, and investments in unconsolidated entities reported at fair value, (vii) non-cash performance fee or other non-cash incentive compensation, (viii) similar adjustments for non-controlling interests, and (ix) our allocable share of AFFO from unconsolidated entities.
We also believe funds available for distribution (“FAD”) is an additional meaningful non-GAAP supplemental measure that provides useful information for considering our operating results and certain other items relative to the amount of our distributions. FAD is calculated as AFFO adjusted for (i) management fees paid in shares or operating partnership units, even if subsequently repurchased by us, (ii) realized gains and losses on investments in real estate-related loans and securities, (iii)
realized gains and losses on financial instruments, (iv) stockholder servicing fees paid during the period, (v) similar adjustments for non-controlling interests, and (vi) our allocable share of FAD from unconsolidated entities. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as it excludes adjustments for working capital items and actual cash receipts from interest income recognized on real estate related securities. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items.
Furthermore, FAD is adjusted for stockholder servicing fees which are not considered when determining cash flows from operating activities in accordance with GAAP.

The following table presents a reconciliation of FFO, AFFO and FAD to net loss attributable to our stockholders and redeemable non-controlling interests. We believe it is meaningful to include redeemable non-controlling interests since it is a component of our NAV ($ in thousands):

	For the three months ended
	March 31, 2026	March 31, 2025(1)
Net (loss) income attributable to Brookfield REIT stockholders, redeemable non-controlling interests, and third-party Operating Partnership unitholders	$(2,539)	$2,811
Adjustments to arrive at FFO:
Depreciation and amortization	14,062	13,135
Amount attributed to non-controlling interests attributable to third party joint ventures for above adjustments	(181)	(195)
FFO attributable to Brookfield REIT stockholders, redeemable non-controlling interests, and third-party Operating Partnership unitholders	11,342	15,751
Adjustments to arrive at AFFO:
Straight-line rental income	(417)	(210)
Amortization of above and below market lease intangibles, net	(344)	(326)
Amortization of deferred financing costs	428	508
Amortization of upfront derivative acquisition costs	175	289
Amortization of restricted stock awards	81	81
Unrealized gain on investments, net(2)	(7,630)	(9,223)
Allocable share of AFFO related to unconsolidated entities	1,954	(3,101)
Amount attributed to non-controlling interests attributable third party joint ventures for above adjustments	(68)	(23)
AFFO attributable to Brookfield REIT stockholders, redeemable non-controlling interests, and third-party Operating Partnership unitholders	5,521	3,746
Adjustments to arrive at FAD:
Non-cash management fee	3,294	3,191
Realized gain on sale of real estate-related loans and securities	(194)	(48)
Realized gain on sale of Treasury Bonds	(779)	(372)
Realized loss on financial instruments(3)	9	1
Stockholder servicing fees	(535)	(625)
Allocable share of FAD related to unconsolidated entities	(22)	—
FAD attributable to Brookfield REIT stockholders, redeemable non-controlling interests, and third-party Operating Partnership unitholders	$7,294	$5,893
Per common share and Operating Partnership unit data:
FAD per share/unit - basic and diluted	$0.08	$0.06
Weighted average number of shares/units outstanding - basic and diluted	$94,308	$97,348

(1)	The prior period has been recast to present unconsolidated entities in a consistent manner with the current period presentation.
(2)
Unrealized loss (gain) on investments, net relates to mark-to-market changes on our investments in real estate-related securities, derivative contracts, and investments in unconsolidated entities reported at fair value.

(3)	Realized loss (gain) on financial instruments relates to settlements on our foreign currency swaps and interest rate swaps.
FFO, AFFO, and FAD should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net (loss) income as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further,
FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders.

Distributions
We generally intend to distribute substantially all of our taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to our stockholders each year to satisfy the requirements for qualification as a REIT under the Code.
In December 2019, we began declaring monthly distributions for each class of our common stock, which are generally paid 20 calendar days after month-end. Each class of our common stock receives the same aggregate gross distribution per share. The net distribution varies for each class based on the applicable stockholder servicing fees, management fees and performance fees, which are deducted from the monthly distribution per share.
The following table details the aggregate net distributions declared for each of our classes of common stock for the three months ended March 31, 2026.

	Three Months Ended March 31, 2026
	Class S	Class I	Class D	Class T	Class C	Class E
Aggregate gross distributions declared per share of common stock	$0.2159	$0.2159	$0.2159	$0.2159	$0.2159	$0.2159
Stockholder servicing fees per share of common stock	(0.0215)	—	(0.0064)	(0.0218)	—	—
Management fees per share of common stock	(0.0362)	(0.0365)	(0.0368)	(0.0368)	(0.0355)	—
Net distributions declared per share of common stock	$0.1582	$0.1794	$0.1727	$0.1573	$0.1804	$0.2159
The following tables summarize our distributions and the Operating Partnership’s distributions declared during the three months ended March 31, 2026 and 2025 ($ in thousands):

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
	Amount	Percentage	Amount	Percentage
Company Distributions
Payable in cash	$7,908	49%	$8,566	71%
Reinvested in shares	8,336	51%	3,433	29%
Total Company distributions	$16,244	100%	$11,999	100%
Operating Partnership Distributions(1)
Payable in cash	$279	94%	$—	—%
Reinvested in units	19	6%	5,069	100%
Total Operating Partnership distributions	$298	100%	$5,069	100%
Total Company and Operating Partnership Distributions	$16,542	100%	$17,068	100%

Sources of Company and Operating Partnership Distributions
Cash flows provided by operating activities	$7,037	43%	$8,612	50%
Cash flow from other sources(2)	9,505	57%	8,456	50%
Total sources of distributions	$16,542	100%	$17,068	100%

Cash flows provided operating activities(3)	$7,037		$8,612
Funds from Operations	$11,342		$15,751
Adjusted Funds from Operations	$5,521		$3,746
Funds Available for Distribution	$7,294		$5,893

(1)	Distributions paid by the Operating Partnership to third parties other than the Company.
(2)	Includes cash flows from investing activities, such as proceeds from sales of trading securities and real estate-related securities.
(3)
See “Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” below for descriptions of Funds from Operations (FFO), Adjusted Funds from Operations (AFFO), and Funds Available for Distribution (FAD), for reconciliations of these metrics to GAAP Net loss attributable to stockholders and redeemable non-controlling interests, and for considerations on how to review these metrics.

Distribution Policy
We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. In order to qualify as a
REIT, we are required to distribute 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders. Generally, income distributed to stockholders will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby stockholders will have their cash distributions attributable to the shares they own automatically reinvested in additional shares of common stock; provided, however, that clients of certain participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan and stockholders that are residents of certain states that do not permit automatic enrollment in the distribution reinvestment plan will automatically receive their distributions in cash unless they elect to participate in the distribution reinvestment plan. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the offering price before upfront selling commissions and dealer manager fees (the “transaction price”) at the time the distribution is payable, which will generally be equal to our prior month’s NAV per share for that share class. Stockholders will not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to our Class S, Class D and Class T shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan.

Critical Accounting Estimates
The preparation of these financial statements in accordance with GAAP involve significant judgment and assumptions and require estimates about matters that are inherently uncertain. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. The following is a summary of our significant accounting policies that we believe are the most affected by our judgments, estimates, and assumptions.
Refer to Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this Quarterly
Report on Form 10-Q for a summary of our critical accounting policies.
Principles of Consolidation and Variable Interest Entities
We consolidate entities in which we retain a controlling financial interest or entities that meet the definition of a VIE for which we are deemed to be the primary beneficiary. In performing our analysis of whether we are the primary beneficiary, at initial investment and at each quarterly reporting period, we consider whether we individually have the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and also have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The determination of whether an entity is a
VIE, and whether we are the primary beneficiary, involves significant judgments, including the determination of which activities most significantly affect the entity’s performance, estimates about the current and future fair values and performance of assets held by the entity and/or general market conditions.
Investments in Real Estate
In accordance with the guidance for business combinations, we determine whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired is not a business, we account for the transaction as an asset acquisition. We evaluate each real estate acquisition to determine whether the integrated set of acquired assets and activities meets the definition of a business.
Upon acquisition of a property, we assess the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and we allocate the purchase price to the acquired assets and assumed liabilities. The most significant portion of the allocation is to building and land and requires the use of market based estimates and assumptions. We assess and consider fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends and market and economic conditions.
We also consider an allocation of the purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. For acquired in-place leases, above- and below-
market lease values are recorded at their fair values (using a discount rate that reflects the risks associated with the lease acquired) equal to the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.
Impairment of Long-Lived Assets
We review our real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates the carrying amount of an asset may not be recoverable. A property is considered impaired if the estimate of aggregate future cash flows generated by the property is less than the carrying value of the property, taking into account an appropriate capitalization rate in determining the future terminal value. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates, capital requirements, anticipated hold periods and terminal capitalization rates that could differ materially from actual results. Since cash flows on real estate properties considered to be
“long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized,

and such loss could be material to our results. If we determine that an impairment has occurred, the affected assets must be reduced to their fair value.
Recent Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this Quarterly Report on Form 10-Q for a discussion concerning recent accounting pronouncements.

ITEM 3.QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
We are exposed to interest rate risk with respect to our variable-rate indebtedness, where an increase in interest rates would directly result in higher interest expense costs. We seek to manage our exposure to interest rate risk by utilizing a mix of fixed and floating rate financings with staggered maturities and through interest rate protection agreements to fix or cap a portion of our variable rate debt. As of March 31, 2026, the outstanding principal balance of our variable rate indebtedness was $693.3 million.
Certain of our mortgage loans and other indebtedness are variable rate and indexed to the USD denominated Secured Overnight
Financing Rate (“SOFR”). For the three months ended March 31, 2026, a 10% increase in SOFR would have resulted in increased interest expense of $0.4 million. We have executed interest rate swaps and caps with an aggregate notional amount of
$802.1 million as of March 31, 2026, to hedge the risk of increasing interest rates.
Investments in Real Estate-Related Loans and Securities
As of March 31, 2026, we held $98.5 million of investments in real estate-related loans and securities. Certain of our investments are floating rate and indexed to SOFR. As such, we are exposed to interest rate risk and our net income will increase or decrease depending on interest rate movements. While we cannot predict factors which may or may not affect interest rates, for the three months ended March 31, 2026, a 10% increase or decrease in SOFR would have resulted in an increase or decrease to income from our real estate-related loans and securities of less than $0.1 million.
We may also be exposed to market risk with respect to our investments in real estate-related securities and real estate-related loans that are held at fair value due to changes in the fair value of our investments. We seek to manage our exposure to market risk with respect to our investments in real estate-related loans and securities by making investments backed by different types of collateral and varying credit ratings. The fair value of our investments may fluctuate, thus the amount we will realize upon any sale of our investments is unknown. As of March 31, 2026, the fair value at which we may sell our investments in real estate-related loans and securities is not known, but a 10% change in the fair value of our investments in real estate-related loans and securities may result in an unrealized gain or loss of $6.2 million.
Foreign Currency Risk
We may be exposed to currency risks related to our non-U.S. investments that are denominated in currencies other than the U.S.
Dollar (“USD”). We seek to manage or mitigate our exposure to the effects of currency changes by entering into derivative financial instruments to the extent it is cost effective to do so. However, our currency hedging strategies may not eliminate all of our currency risk due to, among other things, changes in the timing or amount of foreign currency denominated cash flows from our non-U.S. investments. As of March 31, 2026, we have three foreign currency derivatives with an aggregate notional amount of £89.0 million.
Credit Risk
Credit risk includes the failure of the counterparty to perform under the terms of a derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

ITEM 4.CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule
13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this Quarterly Report on Form 10-Q was made under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, our CEO and
CFO have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures (a) were effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) included, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
There have been no changes in our “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange
Act) that occurred during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
PART II.OTHER INFORMATION
ITEM 1.LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of
March 31, 2026, we were not subject to any material litigation nor were we aware of any material litigation threatened against
us.
ITEM 1A.RISK FACTORS
There have been no material changes to the risk factors previously disclosed under Item 1A. of our Annual Report on Form 10-
K for the year ended December 31, 2025.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sales of Equity Securities
For the three months ended March 31, 2026, all equity securities that were sold and not registered under the Securities Act were previously reported on Current Reports on Form 8-K.
Share Repurchases
We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in our discretion, subject to any limitations in the share repurchase plan.
The total amount of shares that we will repurchase is limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of its aggregate NAV attributable to its stockholders as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV attributable to our stockholders as of the last day of the previous calendar quarter. We measure the repurchase limitations based on net repurchases during a month or quarter. The term “net repurchases” means, during the applicable period, the excess capital outflows over capital inflows. The term “capital outflows” means share repurchases under our share repurchase plan in a given period. The term “capital inflows” means proceeds from share subscriptions received in a given period that are accepted as of the first calendar day of the next month, plus purchases pursuant to our distribution reinvestment plan. For any given calendar quarter, the maximum amount of repurchases during that quarter will be equal to (1) 5% of the aggregate NAV attributable to our stockholders as of the last calendar day of the previous calendar quarter, plus (2) capital inflows during such calendar quarter. The same would apply for a given month, except that repurchases in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis.

With respect to future periods, our board of directors may choose whether the limitations will be applied to “gross repurchases”
rather than to net repurchases. If repurchases for a given month or quarter are measured on a gross basis rather than on a net basis, the repurchase limitations would limit the amount of shares repurchased in a given month or quarter without regard to any capital inflows for that month or quarter. In order for our board of directors to change the application of the limitations from net repurchases to gross repurchases or vice versa, we will provide notice to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure repurchases on a gross basis or net basis will only be made for an entire quarter, and not particular months within a quarter.
Under our share repurchase plan, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date (which will generally be equal to our prior month’s NAV per share), except that shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price
(an “Early Repurchase Deduction”) subject to certain limited exceptions. Settlements of share repurchases will be made within three business days of the Repurchase Date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan, to shares the Adviser elects to receive instead of cash in respect of its management or performance fees. In addition, shares of our common stock are sold to certain feeder vehicles primarily created to hold our shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, we may not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.
Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real estate properties or other illiquid investments rather than repurchasing our shares is in the best interests of the Company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis.
One or more affiliates of Brookfield (individually or collectively, as the context may require, the “Brookfield Investor”) was issued shares of our common stock and Operating Partnership units in connection with its contribution of certain properties to the Operating Partnership on November 2, 2021. We and the Operating Partnership have entered into a repurchase arrangement with the Brookfield Investor (the “Brookfield Repurchase Arrangement”), pursuant to which we and the Operating Partnership will offer to repurchase shares of common stock or units of the Operating Partnership, as applicable, from the Brookfield
Investor at a price per share or unit equal to the most recently determined NAV per share or unit immediately prior to each repurchase. The Brookfield Investor has agreed to not seek repurchase of the shares and units that it owns if doing so would bring the value of its equity holdings in us and the Operating Partnership below $50.0 million. Pursuant to the terms of the
Brookfield Repurchase Arrangement, the Brookfield Investor may cause us or the Operating Partnership to repurchase its shares and units (above the $50.0 million minimum), in an amount equal to the sum of (a) the amount available under our share repurchase plan’s 2% monthly and 5% quarterly caps (after accounting for third-party investor repurchases) and (b) 25% of the amount by which net proceeds from the Public Offering and our private offerings of common stock for a given month exceed the amount of repurchases for such month pursuant to our share repurchase plan. We will not effect any such repurchase during any month in which the full amount of all shares requested to be repurchased by third-party investors under our share repurchase plan is not repurchased. The Brookfield Repurchase Arrangement does not apply to shares of our common stock or units held by affiliates of Brookfield that are feeder vehicles primarily created to offer interests in such feeder vehicles to non-
U.S. persons. Shares of our common stock or units held by the Brookfield Investor that were not issued as consideration for the contribution of certain properties to the Operating Partnership are not subject to the Brookfield Repurchase Arrangement, but may be redeemed, in whole or in part, for cash upon the request of the Brookfield Investor, subject to the limitations of our share repurchase plan. For the three months ended March 31, 2026, we and the Operating Partnership did not repurchase any shares or units as part of the Brookfield Repurchase Arrangement.

During the three months ended March 31, 2026, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requests received for the same period.

Month of:	Total Number of Shares Repurchased(1)(2)	Repurchases as a Percentage of Shares Outstanding(3)	Average Price Paid Per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(4)
January 2026	875,778	0.9%	$10.2369	875,778	—
February 2026	965,070	1.0%	$10.3136	965,070	—
March 2026(5)	1,605,193	1.7%	$10.2721	1,290,648	—
Total	3,446,041			3,131,496

(1)	Repurchases are limited under the share repurchase plan as described above.
(2)	Share repurchases were funded through a combination of proceeds from the sale of our common stock and proceeds from the sale of trading securities and real estate-related securities.
(3)
Includes shares repurchased outside of the share repurchase plan. For purposes of calculating the monthly and quarterly limits under our share repurchase plan, net repurchases as a percentage of aggregate NAV were 0.6%, 0.3% and 0.9% for the months of January 2026, February 2026 and March 2026, respectively, and 1.7% for the calendar quarter ended
March 31, 2026.

(4)	All repurchase requests under our share repurchase plan were satisfied during the period.
(5)	Includes 314,545 Class I shares repurchased from the Adviser outside of the share repurchase plan related to shares that were previously issued to the Adviser as payment of management fees.
ITEM 3.DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4.MINE SAFETY DISCLOSURES
Not applicable.
ITEM 5.OTHER INFORMATION
None of our directors or executive officers adopted or terminated a Rule 10b5-1 trading agreement or a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K) during the quarter ended March 31, 2026.

ITEM 6.EXHIBITS

Exhibit Number	Description

3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed on April 12, 2018 and incorporated herein by reference)

3.2
Articles of Amendment of Oaktree Real Estate Income Trust, Inc. dated June 13, 2018 (filed as Exhibit 3.3 to the
Registrant’s Quarterly Report on Form 10-Q filed on June 14, 2018 and incorporated herein by reference)

3.3	Articles Supplementary of Oaktree Real Estate Income Trust, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 16, 2021 and incorporated herein by reference)

3.4
Second Articles of Amendment of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant’s
Current Report on Form 8-K filed on November 8, 2021 and incorporated herein by reference)

3.5	Articles Supplementary of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 8, 2021 and incorporated herein by reference)

3.6
Certificate of Correction to Brookfield Real Estate Income Trust Inc.’s Articles Supplementary (filed as Exhibit 3.3 to the
Registrant’s Current Report on Form 8-K filed on November 8, 2021 and incorporated herein by reference)

3.7
Third Articles of Amendment of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant’s Current
Report on Form 8-K filed on January 10, 2022 and incorporated herein by reference)

3.8
Fourth Articles of Amendment of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant’s Current
Report on Form 8-K filed on November 22, 2022 and incorporated herein by reference)

3.9	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2022 and incorporated herein by reference)

4.1
Distribution Reinvestment Plan (filed as Exhibit 4.1 to the Registrant’s Post-Effective Amendment No. 10 to the
Registration Statement on Form S-11 filed on April 11, 2025 and incorporated by reference herein)

4.2	Brookfield Share/OP Unit Repurchase Arrangement (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10- Q filed on May 16, 2022 and incorporated herein by reference)

31.1*	Certification of Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1+	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2+	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.SCH	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

+
This exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. Such exhibit shall not be deemed incorporated into any filing under the Securities Act or the
Exchange Act.

*	Filed herewith.
The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Brookfield Real Estate Income Trust Inc.

May 12, 2026	/s/ Brian W. Kingston
Date	Brian W. Kingston
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

May 12, 2026	/s/ Theodore C. Hanno
Date	Theodore C. Hanno
Chief Financial Officer
(Principal Financial and Accounting Officer)